As filed with the Securities and Exchange Commission on September 30, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SOHU.COM INC.

(Exact name of registrant as specified in its charter)

Delaware	98-0204667
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

7 Jianguomen Nei Avenue

Bright China Chang An Building

Tower 2, Room 1519

Beijing 100005

People’s Republic of China

(011) 8610-6510-2160

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

212-590-9200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

Timothy B. Bancroft, Esq.

Goulston & Storrs, P.C.

400 Atlantic Avenue

Boston, Massachusetts 02110

Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ _________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ _________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per unit (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee

Zero Coupon Convertible Senior Notes due 2023	$90,000,000		91.75%	$82,575,000	$6,680.32

Common Stock, par value $.001 per share (4)	2,010,722	(2)	(5)	(5)	(5)

(1)	The Zero Coupon Convertible Senior Notes due 2023 (the “Notes”) were issued at an original price of $1,000 per $1,000 principal amount at maturity, which represents an aggregate initial issue price and an aggregate principal amount at maturity of $90,000,000.
(2)	Includes 2,010,722 shares of common stock initially issuable upon conversion of the Notes at a rate of 22.3414 shares of common stock per $1,000 principal amount at maturity of the Notes, plus an indeterminate number of additional shares of common stock that may be issued from time to time upon conversion of the Notes as a result of certain adjustments, in circumstances described in the prospectus that is part of this registration statement.
(3)	Estimated solely for the purpose of calculating the registration fee, based on the average of the bid and ask prices for the Notes on September 29, 2003 in accordance with Rule 457(c) under the Securities Act of 1933, as amended.
(4)	This registration statement also relates to rights to purchase shares of the registrant’s Series A Junior Participating Cumulative Preferred Stock (the “Rights”) which are attached to all shares of common stock. Until the occurrence of certain prescribed events, the Rights are not exercisable, are evidenced by the certificates for common stock and will be transferable along with and only with the common stock. The value attributable to the Rights, if any, is reflected in the value of the common stock.
(5)	Pursuant to Rule 457(i) under the Securities Act, there is no filing fee with respect to the shares of common stock issuable upon conversion of the Notes because no additional consideration will be received in connection with the exercise of the conversion privilege.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information contained in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities or a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED SEPTEMBER 30, 2003

SOHU.COM, INC.

$90,000,000 PRINCIPAL AMOUNT

ZERO COUPON CONVERTIBLE SENIOR NOTES DUE 2023

AND COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

The securities offered in this prospectus involve a high degree of risk. You should carefully consider the “ Risk Factors” referenced on page 10 in determining whether to purchase the Sohu.com Inc. Zero Coupon Convertible Senior Notes or the common stock.

This prospectus covers resales from time to time by selling security holders of our Zero Coupon Convertible Senior Notes due July 14, 2023 held by certain selling security holders and 2,010,722 shares of our common stock issuable upon conversion of the notes held by certain security holders, plus such additional indeterminate number of shares as may become issuable upon conversion of the notes by reason of adjustment of the conversion price. The notes and the common stock may be sold from time to time by or on behalf of the selling security holders named in this prospectus or in supplements to this prospectus.

The selling security holders are offering these notes and shares of common stock. The selling security holders may sell all or a portion of the notes from time to time in market transactions, in negotiated transactions or otherwise, and at prices and at terms which will be determined by the then prevailing market price for the notes or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The selling security holders may also sell all or a portion of the shares of common stock from time to time on the Nasdaq National Market, in negotiated transactions or otherwise, and at prices and at terms which will be determined by the then prevailing market price for the shares or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The selling security holders will receive all proceeds from the sale of the notes or the sale of the shares of our common stock being registered in this registration statement. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” on page 25. We will not receive any portion of the proceeds from the sale of these notes or shares of common stock.

Our common stock is traded on the Nasdaq National Market under the symbol “SOHU.” On September 26, 2003, the last reported sales price for our common stock was $31.60 per share. The notes are not listed on any national securities exchange or on Nasdaq, but the Notes are eligible for trading in the PORTAL Market of the Nasdaq Stock Market, Inc.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2003.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus constitutes an offer to sell or a solicitation to buy shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery or of any sale of common stock.

SUMMARY

SOHU.COM INC.

As used in this report, references to “us,” “we,” “our,” “our company,” “Sohu” and”Sohu.com” are to Sohu.com Inc., and, except where the context requires otherwise, our subsidiaries ChinaRen Inc. (or ChinaRen), Sohu.com (Hong Kong) Limited (or Sohu Hong Kong), Sohu ITC Information Technology (Beijing) Co., Ltd. (or Beijing ITC), Sohu.com Limited, and our affiliates Beijing Sohu Online Network Information Services, Ltd. (or Beijing Sohu), Beijing Century High Tech Investment Co., Ltd. (or High Century), Beijing Hengda Yitong Internet Technology Development Co., Ltd. (or Hengda), Sohu-Guolian Information Technology Co., Ltd. (or Sohu-Guolian), and Beijing Sohu Internet Service Co. Ltd. (or Sohu Internet) and these references should be interpreted accordingly. Unless otherwise specified, references to “China” or “PRC” refer to the People’s Republic of China and do not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region or Taiwan.

We are a leading Internet portal in China in terms of brand recognition, page views and registered users. Our portal consists of sophisticated Chinese language Web navigational and search capabilities, 17 main content channels, Web-based communications and community services and a platform for e-subscriptions (including short message services) and e-commerce. Each of our interest-specific main channels contains multi-level sub-channels that cover a comprehensive range of topics, including news, business, entertainment, sports and career. We also offer free Web-based e-mail. We offer a universal registration system, whereby a user that has registered for our e-mail service is automatically registered for our chat, bulletin board, instant messaging and other services. Our portal attracts consumers and merchants alike because it is designed to meet the specific needs and interests of Internet users in China. Key features include proprietary Web navigational and search capabilities that reflect the unique cultural characteristics and thinking and viewing habits of PRC Internet users. Our subsidiary ChinaRen is an online portal located in China that targets mainland Chinese Internet users with its strong community products.

We derive revenues primarily through the sale of advertising, e-subscriptions (including short messaging services) and e-commerce.

We were organized in 1996 as Internet Technologies China Incorporated, and launched our original Web site, itc.com.cn, in January 1997. In February 1998, we re-launched our Web site under Sohu.com. In September 1999, we renamed our company Sohu.com Inc. Substantially all of our operations are conducted through our indirect wholly owned PRC subsidiary Beijing ITC. The address of our chief executive offices is 7 Jianguomen Nei Avenue, Bright China Chang An Building, Tower 2 Room 1519, Beijing, China 100005, and our phone number is (86-10) 6510-2160.

Recent Developments

On June 9, 2003, we entered into a loan and share pledge agreement with He Jinmei, one of our employees, for the purpose of financing the equity investment of $121,000 by He Jinmei in Sohu Internet, a company incorporated in the PRC which engages in Internet information services in the PRC on our behalf. The $121,000 investment represents a 20% interest in Sohu Internet, with High Century holding the remaining 80% interest. The agreement, which is subject to PRC laws, includes provisions that (i) the loan can only be repaid to us by transferring the shares of Sohu Internet to us, (ii) the shares of Sohu Internet cannot be transferred without our approval, and (iii) we have the right to appoint all directors and senior management personnel of Sohu Internet. He Jinmei has pledged all of her shares in Sohu Internet as collateral for the loan and the loan bears no interest and is due on demand after June 2004, or at such time as He Jinmei is not an employee of Sohu. We do not intend to request repayment of the loan as long as PRC regulations prohibit us from directly investing in businesses being undertaken by Sohu Internet.

Effective on July 18, 2003, we transferred various assets, including our domain names (including www.sohu.com and www.chinaren.com), our trademarks, all of the issued and outstanding shares of Beijing ITC and Sohu Hong Kong, and the rights under loans payable to Sohu.com Inc. by Beijing Sohu, High Century, Hengda, and Sohu Internet, to Sohu.com Limited, a Cayman Islands corporation which is a newly formed wholly-owned subsidiary of Sohu.com Inc. All of the issued and outstanding shares of Beijing ITC were subsequently transferred by Sohu.com Limited to Sohu Hong Kong, so that Beijing ITC is now a wholly-owned subsidiary of Sohu Hong Kong.

Also, effective September 1, 2003, Mary Ma and Ya-Qin Zhang were appointed to our Board of Directors.

TERMS OF THE NOTES

Notes offered	$90,000,000 principal amount of Zero Coupon Convertible Senior Notes due 2023.

Maturity date	July 14, 2023.

Principal Amount	The notes have a principal amount at maturity of $1,000.

Interest	Interest on the notes is zero unless specified defaults under the registration rights agreement occur. See “Description of the Notes—Registration Rights.”

Ranking

The notes are our senior unsecured obligations and rank equally in right of payment with all of our other unsecured and unsubordinated indebtedness. The notes rank senior to any of our subordinated indebtedness. At June 30, 2003, we had no outstanding senior indebtedness and we had total liabilities of approximately $13.2 million. The notes are not guaranteed by any of our subsidiaries and, accordingly, will be effectively subordinated to the indebtedness and other liabilities of our subsidiaries, including trade payables. As of June 30, 2003, our subsidiaries had no outstanding indebtedness, other than intercompany indebtedness and trade debt.

Conversion

The notes are convertible at the option of the holders at any time on or prior to maturity into shares of our common stock at a conversion price of $44.76 per share, which is equal to a conversion rate of 22.3414 shares per $1,000 principal amount of notes. The conversion rate is subject to adjustment. See “Description of the Notes—Conversion Rights.”

Redemption

We may redeem all or a portion of the notes for cash at any time on or after July 14, 2008, at 100% of the principal amount of the notes if (i) the closing price of our common stock as reported on the Nasdaq National Market for each of the 30 consecutive trading days prior to such time was at least 130% of the conversion price or (ii) at such time at least 90% of the initial aggregate principal amount of the notes have been converted, repurchased or redeemed. See “Description of the Notes—Redemption at the Option of the Company.”

Repurchase at option of holder

Unless the notes have been previously redeemed, repurchased and cancelled, or converted, each holder shall have the right, at such holder’s option, to require us to repurchase all (or any portion of the principal amount thereof which is $1,000 or any integral multiple thereof) of such holder’s notes, on July 14 in 2007, 2013 and 2018 at a price equal to 100% of the outstanding principal amount thereof. See “Description of the Notes—Repurchase at the Option of the Holder.”

Sinking fund	None.

Change of control

Upon a change of control event, each holder of the notes may require us to repurchase some or all of its notes at a repurchase price equal to 100% of the principal amount of the notes plus accrued and unpaid interest. The repurchase price is payable:

•	in cash; or

•	at our option, subject to the satisfaction of certain conditions, in our common stock. The number of shares of common stock will equal the repurchase price divided by 95% of the average of the closing sale prices of the common stock for the five consecutive trading days ending on and including the third day prior to the repurchase date.

See “Description of the Notes—Repurchase at the Option of the Holder Upon Change of Control.”

Use of proceeds	We will not receive any proceeds from the sale of the Notes or the shares of common stock offered by this prospectus.

DTC eligibility

The notes were issued in book entry form and are represented by permanent global certificates without coupons deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company in New York, New York. Beneficial interests in the notes are shown on, and transfers will be effected only through, records maintained by The Depository Trust Company and its direct and indirect participants, and any such interest may not be exchanged for certificated securities, except in limited circumstances. See “Description of the Notes—Form, Denomination and Registration.”

Registration rights

We agreed to file a shelf registration statement of which this prospectus is a part with the SEC covering the resale of the notes and the underlying common stock within 90 days after the closing date of the offering. We also agreed to use our reasonable best efforts to have the shelf registration statement declared effective within 180 days of the date of closing and to use our reasonable best efforts to keep the shelf registration statement effective, subject to specified black-out periods, until either of the following has occurred:

•	all securities covered by the registration statement have been sold; or

•	the holders of the notes and the shares of our common stock issuable upon conversion of the notes that are not affiliates of Sohu are able to sell all such securities immediately pursuant to Rule 144(k) under the Securities Act or any successor rule thereto or otherwise.

We will be required to pay holders liquidated damages if we fail to comply with our obligations to register the resale of the notes or the common stock issuable upon conversion of the notes within specified time periods. See “Description of Notes—Registration Rights.”

Trading

The notes are not currently listed and we do not intend to list the notes on any national securities exchange. The notes are eligible for trading in the PORTAL Market. Our common stock is traded on the Nasdaq Stock Market’s National Market under the symbol “SOHU”.

Absence of a public market	The notes are new securities for which there is currently no public market. An active or liquid market may not develop for the notes. See “Plan of Distribution.”

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of the notes and our common stock could decline due to any of these risks, and you may lose all or part of your investment. The remainder of this prospectus and the incorporated documents also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

Risks Related to Our Business

Except for each of the four quarters ended June 30, 2003, we have incurred net losses since inception and losses could continue in the future.

Except for each of the four quarters ended June 30, 2003, we have incurred significant net losses since our inception in August 1996. In addition, we had an accumulated deficit of approximately $61.1 million at June 30, 2003. We may incur substantial net losses in the future due to the relative high risk associated with our revenue and the high level of planned operating and capital expenditures, including sales and marketing costs, personnel hires, and product development. Although we have recorded a net income for each of the four consecutive quarters ended June 30, 2003, we may not sustain profitability.

We have a limited operating history, which may make it difficult for investors to evaluate our business.

We began offering products and services under the www.Sohu.com Web site in February 1998. Accordingly, we have a limited operating history upon which investors can evaluate our business. In addition, our senior management and employees have worked together at our company for only a relatively short period of time. As an early stage company in the new and rapidly evolving PRC Internet market, we face numerous risks and uncertainties. Some of these risks relate to our ability to:

•	increase our online advertising revenues and successfully build our e-commerce and e-subscription services (including short messaging services) businesses, given the early stage of development of the PRC Internet industry;

•	continue to attract a larger audience to our portal by expanding the type and technical sophistication of the content and services we offer; and

•	maintain our current, and develop new, strategic relationships to increase our revenue streams as well as product and service offerings.

PRC Internet laws and regulations are unclear and will likely change in the near future. If we are found to be in violation of current or future PRC laws or regulations, we could be subject to severe penalties.

We conduct our Internet operations solely in the PRC through our indirect wholly owned subsidiary, Beijing ITC. Beijing ITC is a wholly foreign owned enterprise, or WFOE, under PRC law. We are a Delaware corporation, Sohu Hong Kong, our indirect wholly owned subsidiary and the parent company of Beijing ITC, is a Hong Kong corporation, and Sohu and Sohu Hong Kong are foreign persons under PRC law. Accordingly, our Internet business is 100% foreign-owned. In order to meet ownership requirements under PRC law which restrict or prohibit Sohu from operating in certain industries such as Internet content provider, online stock trading and internet access, we have established Beijing Sohu, High Century, Hengda and Sohu Internet which are companies incorporated in the PRC and owned by Dr. Charles Zhang, our president and chief executive officer and a major Sohu shareholder, and certain other employees of Sohu. As of June 30, 2003, Sohu had invested $5.2 million in

Beijing Sohu, High Century, Hengda and Sohu Internet through loans to related parties. In 2000, we extended loans of $242,000 to Dr. Charles Zhang and a Sohu employee to set up Beijing Sohu. Pursuant to a restructuring in May 2000, we transferred certain of our assets and operations to Beijing Sohu, a PRC company that is 80% owned by Dr. Charles Zhang. In 2001 and 2002, we made loans totaling $4.6 million to Dr. Charles Zhang and an employee of the company to establish High Century for the purposes of undertaking additional investments in the PRC where foreign ownership is prohibited or restricted. In 2002, we loaned $242,000 to an employee of the company for the purpose of funding an investment in Hengda, a company incorporated in the PRC which engages in Internet access services in the PRC on behalf of Sohu. The $242,000 investment represents a 20% interest in Hengda, with High Century holding the remaining 80% interest. In March 2002, High Century entered into a joint venture agreement with Guolian Securities Co., Ltd., pursuant to which High Century has invested $3.1 million in Sohu-Guolian in return for a 51% equity interest in and joint control of Sohu-Guolian. Sohu-Guolian was established to provide technical services to the PRC online securities trading and financial services industries. In June 2003, we loaned $121,000 to an employee of the company for the purpose of funding an investment in Sohu Internet, a company incorporated in the PRC which engages in Internet information services in the PRC on behalf of Sohu. The $121,000 investment represents a 20% interest in Sohu Internet with High Century holding the remaining 80% interest. We do not have any direct ownership interest in Beijing Sohu, High Century, Hengda, Sohu-Guolian or Sohu Internet.

The PRC has recently begun to regulate its Internet sector by making pronouncements or enacting regulations regarding the legality of foreign investment in the PRC Internet sector and the existence and enforcement of content restrictions on the Internet. We believe that our current ownership structure complies with all existing PRC laws, rules and regulations. There are, however, substantial uncertainties regarding the interpretation of current PRC Internet laws and regulations. In addition, new PRC Internet laws and regulations were recently adopted. Accordingly, it is possible that the PRC government will ultimately take a view contrary to ours.

Issues, risks and uncertainties relating to PRC government regulation of the PRC Internet sector include the following:

•	The PRC recently enacted regulations applying to Internet-related services and telecom-related activities. While many aspects of these regulations remain unclear, they purport to limit and require licensing of various aspects of the provision of Internet information services. If these regulations are interpreted to be inconsistent with our restructuring, our business will be severely impaired.

•	Under the agreement reached in November 1999 between the PRC and the United States concerning the United States’ support of China’s entry into the World Trade Organization, or WTO, foreign investment in PRC Internet services will be liberalized to allow for 30% foreign ownership in key telecommunication services, including PRC Internet ventures, for the first year after China’s entry into the WTO, 49% in the second year and 50% thereafter. China officially entered the WTO on December 11, 2001. However, the implementation of China’s WTO accession agreements is still subject to various conditions.

•	The Ministry of Information Industry, or MII, has also stated that the activities of Internet content providers are subject to regulation by various PRC government authorities, depending on the specific activities conducted by the Internet content provider. Various government authorities have stated publicly that they are in the process of preparing new laws and regulations that will govern these activities. The areas of regulation currently include online advertising, online news reporting, online publishing, online securities trading and the provision of industry-specific (e.g., drug-related) information over the Internet. Other aspects of our online operations may be subject to regulation in the future.

The interpretation and application of existing PRC laws and regulations, the stated positions of the MII and the possible new laws or regulations have created substantial uncertainties regarding the legality of existing and future foreign investments in, and the businesses and activities of, PRC Internet companies, including us.

Accordingly, it is possible that the relevant PRC authorities could, at any time, assert that any portion or all of our, Beijing ITC’s, Beijing Sohu’s, Hengda’s, High Century’s Sohu-Guolian’s or Sohu Internet’s existing or future ownership structure and businesses violate existing or future PRC laws, regulations or policies. It is also possible that the new laws or regulations governing the PRC Internet sector that have been adopted or may be adopted in the future will prohibit or restrict foreign investment in, or other aspects of, any of our, Beijing ITC’s, Beijing Sohu’s, Hengda’s, High Century’s, Sohu-Guolian’s and Sohu Internet’s current or proposed businesses and operations. In addition, these new laws and regulations may be retroactively applied to us, Beijing ITC, High Century, Hengda, Beijing Sohu, Sohu-Guolian or Sohu Internet.

If we, Beijing ITC, High Century, Beijing Sohu, Hengda, Sohu-Guolian or Sohu Internet were found to be in violation of any existing or future PRC laws or regulations, the relevant PRC authorities would have broad discretion in dealing with such violation, including, without limitation, the following:

•	levying fines;

•	confiscating our, Beijing ITC’s, High Century’s, Hengda’s, Beijing Sohu’s, Sohu-Guolian’s or Sohu Internet’s income;

•	revoking our, Beijing ITC’s, High Century’s, Hengda’s, Beijing Sohu’s, Sohu-Guolian’s or Sohu Internet’s business license;

•	shutting down our, Beijing ITC’s, Beijing Sohu’s or Sohu Internet’s servers and/or blocking our Web sites;

•	requiring us, Beijing ITC, High Century, Hengda, Beijing Sohu, Sohu-Guolian or Sohu Internet to restructure its ownership structure or operations; and

•	requiring us, Beijing ITC, High Century, Hengda, Beijing Sohu, Sohu-Guolian or Sohu Internet to discontinue any portion or all of its Internet business.

We may be unable to collect long-term loans to related parties or exercise management influence associated with Beijing Sohu, High Century, Sohu-Guolian, Hengda or Sohu Internet.

At June 30, 2003 Sohu had provided long-term loans of $5.2 million to Dr. Charles Zhang, Sohu’s president and chief executive officer and a major Sohu shareholder, and certain of our employees. The long-term loans are used to finance investments in Beijing Sohu and High Century, which are owned 80% by Dr. Charles Zhang and 20% by certain of our employees, Hengda, which is owned 80% by High Century and 20% by an employee, and Sohu Internet, which is owned 80% by High Century and 20% by an employee. Beijing Sohu, High Century, Hengda and Sohu Internet are used to facilitate our participation in telecommunications, Internet content, financial services and certain other businesses in China where foreign ownership is either prohibited or restricted. We expect that we will continue to be involved in and provide additional financial support under similar arrangements in the future, subject to the restrictions set forth in the Sarbanes-Oxley Act of 2002 with respect to loans to directors and executive officers.

The agreements contain provisions that, subject to PRC law, (i) the loans can only be repaid to us by transferring the shares of High Century, Hengda, Sohu Internet or Beijing Sohu to us, (ii) the shares of High Century, Hengda, Sohu Internet or Beijing Sohu cannot be transferred without our approval, and (iii) we have the right to appoint all directors and senior management personnel of High Century, Hengda, Sohu Internet and Beijing Sohu. Dr. Charles Zhang and the other employee borrowers have pledged all of their shares in High Century, Hengda, Sohu Internet and Beijing Sohu as collateral for the loans and the loans bear no interest and are due on demand after November 2003, in the case of High Century, the earlier of a demand or 2010, in the case of Beijing Sohu, after January 2003, in the case of Hengda, and after June 2004, in the case of Sohu Internet, or, in any case, at such time as Dr. Charles Zhang or the other employee borrowers, as the case may be, is not an employee of Sohu. Sohu does not intend to request repayment of the loans as long as PRC regulations prohibit it from directly investing in businesses being undertaken by High Century, Hengda, Sohu Internet, Sohu-Guolian and Beijing Sohu.

Our ability to ultimately collect these loans will depend on the profitability of Beijing Sohu, Hengda, Sohu-Guolian, Sohu Internet and High Century, which is uncertain. As of June 30, 2003, we had recorded $461,000 of valuation allowance for losses incurred by Beijing Sohu, High Century, Hengda, and Sohu-Guolian. Furthermore, because of uncertainty associated with PRC law, ultimate enforcement of the loan agreements is uncertain. Accordingly, we may never be able to collect these loans or exercise influence over High Century, Hengda, Sohu-Guolian and Beijing Sohu.

We have attempted to comply with restrictions on foreign investment in the PRC Internet sector imposed by the PRC government by transferring our content-related assets and operations to, and entering into agreements with, Beijing Sohu and Sohu Internet, PRC companies owned by our President and Chief Executive Officer. If the PRC government finds that these agreements do not comply with the relevant foreign investment restrictions, our business in the PRC will be adversely affected.

Because the PRC government restricts foreign investment in Internet-related businesses, we have restructured our Internet operations by having Beijing Sohu and Sohu Internet acquire appropriate government approvals to conduct our content-related operations. In addition, we have transferred our content-related assets and operations to Beijing Sohu and Sohu Internet. The legal uncertainties associated with PRC government regulations and our restructuring may be summarized as follows:

•	whether the PRC government may view our restructuring as being in compliance with its laws and regulations;

•	whether the PRC government may impose additional regulatory requirements with which we, Beijing Sohu or Sohu Internet may not be in compliance; and

•	whether the PRC government will permit Beijing Sohu or Sohu Internet to acquire future licenses necessary in order to conduct operations in the PRC.

We cannot be sure that our restructured operations and activities will be viewed by PRC regulatory authorities as in compliance with applicable PRC laws and regulations. Our business will be adversely affected if our business license is revoked as a result of non-compliance. In addition, we cannot be sure that we, Beijing Sohu and Sohu Internet will be able to obtain all of the licenses we, Beijing Sohu or Sohu Internet may need in the future. Future changes in PRC government policies affecting the provision of information services, including the provision of online services and Internet access, may impose additional regulatory requirements on us, Beijing Sohu or Sohu Internet or our service providers or otherwise harm our business.

We depend upon contractual arrangements with Beijing Sohu, Hengda, Sohu-Guolian, High Century and Sohu Internet for the success of our business and these arrangements may not be as effective in providing operational control as direct ownership of these businesses and may be difficult to enforce.

Because we conduct our Internet operations only in the PRC, and because we are restricted or prohibited by the PRC government from owning Internet content, financial services or telecommunication operations in the PRC, we are dependent on Beijing Sohu, Hengda, Sohu-Guolian, High Century and Sohu Internet in which we have no direct ownership interest, to provide those services through contractual agreements between the parties. These arrangements may not be as effective in providing control over our Internet content, financial services or telecommunications operations as direct ownership of these businesses. For example, Beijing Sohu and Sohu Internet could fail to take actions required for our business, such as entering into content development contracts with potential content suppliers or failing to maintain the necessary permit for the content servers. If Beijing Sohu, Hengda, Sohu-Guolian, High Century and Sohu Internet fail to perform its obligations under these agreements, we may have to rely on legal remedies under PRC law, which we cannot assure you would be effective or sufficient.

Dr. Charles Zhang, our president and chief executive officer and a major shareholder of our company, is also the majority shareholder of Beijing Sohu, Hengda, Sohu-Guolian, High Century and Sohu Internet. As a

result, our contractual relationships with those companies could be viewed as entrenching his management position or transferring certain value to him, especially if any conflict arises with him.

Even if we are in compliance with PRC governmental regulations relating to licensing and foreign investment prohibitions, the PRC government may prevent us from distributing, and we may be subject to liability for, content that it believes is inappropriate.

The PRC has enacted regulations governing Internet access and the distribution of news and other information. In the past, the PRC government has stopped the distribution of information over the Internet that it believes to violate PRC law, including content that is obscene, incites violence, endangers national security, is contrary to the national interest or is defamatory. In addition, we may not publish certain news items, such as news relating to national security, without permission from the PRC government. Furthermore, the Ministry of Public Security has the authority to cause any local Internet service provider to block any Web site maintained outside the PRC at its sole discretion. Even if we comply with PRC governmental regulations relating to licensing and foreign investment prohibitions, if the PRC government were to take any action to limit or prohibit the distribution of information through our network or to limit or regulate any current or future content or services available to users on our network, our business would be harmed.

We are also subject to potential liability for content on our Web sites that is deemed inappropriate and for any unlawful actions of our subscribers and other users of our systems under regulations promulgated by the MII.

Furthermore, we are required to delete content that clearly violates the laws of the PRC and report content that we suspect may violate PRC law. It is difficult to determine the type of content that may result in liability for us, and if we are wrong, we may be prevented from operating our Web sites.

We rely on e-subscription services for a significant portion of our revenues.

We derive a significant portion of our revenues from e-subscription services (including short messaging services) on our Web sites. For the three and six months ended June 30, 2003, e-subscription revenues represented approximately 59% and 60%, respectively, of our total revenues, as compared to 31% and 26% for the corresponding three and six month periods in 2002. We expect our reliance on e-subscription revenues to increase. Our business plan is dependent upon further increases in revenues from e-subscription services and the expansion of our subscriber base.

E-subscription revenue is derived principally from providing value added short messaging services such as alumni club, dating and friends matching, e-mail, ringtone and logo downloads and various other related products to mobile phone users. E-subscription fees are charged on a monthly or per message basis. Pursuant to contractual arrangements between Beijing Sohu and a number of mobile network operators in China which are subsidiaries of China Mobile Communication Corporation, or CMCC, and China Unicom Co., Ltd, or Unicom, Sohu relies on the operators for both billing of, and collection from, mobile phone users of e-subscription fees. The service fees range from approximately 10% to 50% of our e-subscription revenues, and are based on contracted rates that are subject to review and renewal on an annual basis. Generally, (i) within 15 to 90 days after the end of each month, Beijing Sohu receives a statement from CMCC and Unicom confirming the amount of e-subscription charges billed to that operator’s mobile phone users and (ii) within 30 to 120 days after delivering a monthly statement to Beijing Sohu, each operator remits the e-subscription fees, net of its service fees, for the month to Beijing Sohu which then transfers the funds to Beijing ITC, in order to allow the revenues to be included within our consolidated accounts.

With respect to our e-subscription services, we depend on the cooperation of CMCC and Unicom. We rely on CMCC and Unicom in the following ways:

•	we provide short messaging services through CMCC’s and Unicom’s network and gateway;

•	we utilize and rely on CMCC and Unicom’s billing systems to charge our subscribers through the subscriber’s mobile phone bill;

•	we rely on their collection proxy services to collect payments from subscribers; and

•	we rely on their infrastructure to further develop our subscription services.

We face significant risks in the area of e-subscription services, such as the following, which could adversely affect our e-subscription services and revenues:

•	E-subscription services are provided through our Web site and recorded in our internal systems. However, in order to recognize revenue and get paid for services provided, we rely on billing confirmations from CMCC and Unicom as to the actual amount of services they have billed to their mobile customers. We do not collect e-subscription fees from an operator in certain circumstances due to technical issues with the operator’s network. We refer to these failures as an operator’s “failure rate,” which can vary from operator to operator. An operator’s failure rate can vary from month to month, ranging from 5% to 80% and may change at any time without notice. If an operator encounters technical problems, increases in the failure rate for that operator could occur. CMCC Beijing is currently in the process of establishing a new billing platform and may require us to switch to this platform in the future. The new platform may result in higher failure rates. Changes in failure rates may result in significant reductions or fluctuations in our e-subscription revenues.

•	The service fees we pay for using an operator’s infrastructure are set based on the negotiation of annual contracts. Our contract with Unicom expires in March 2004. Our contracts with CMCC expire at various times from November 2003 to May 2004. Our negotiating power is limited and if an operator increases its service fees, or does not comply with the terms of our contract, our revenue, gross margin and profitability could be materially reduced.

•	We rely on the operators to pay us the e-subscriptions fees which they have billed to their mobile customers. If an operator refuses to pay us or limits the amount of e-subscriptions fees which can be billed in a month, our revenues could be adversely affected.

•	An operator could launch competing services at any time.

•	The refusal of an operator to allow us to supply certain services or its refusal to allow us to charge our desired prices for our services could disrupt our e-subscription services.

•	If CMCC or Unicom is unwilling to cooperate with us, we would not be able to find substitute partners.

•	Currently over eighty percent of our e-subscriptions revenue is from consumers who subscribe for individual services for which we charge a monthly fee ranging from approximately $0.60 to $4.00. Over the past nine months, the largest contributor to our e-subscriptions growth and total e-subscriptions revenue has been our online dating and friends matching service which we refer to as “Jiqinggongshe” or “GGMM”. Growth and sustainability of our e-subscription revenues is dependent upon user acceptance of our existing and new services, especially services such as GGMM which are paid by way of monthly subscriptions. Because these services are new and untested, we do not have a clear understanding of consumer behavior, making it difficult to predict future growth or usage.

•	Pursuant to the regulations of CMCC and Unicom, Sohu has the right to charge consumers who have registered to be billed on a monthly basis even if they do not use our services in any month or on a regular basis. If CMCC and Unicom were to disallow us from billing consumers who do not actively use our services, our e-subscriptions revenue, generally, and our GGMM revenue, specifically, would be materially impacted.

•	Our consumers may not understand our services or the fees they are being charged, may not be satisfied with our services and/or may not use our services on a regular basis, each of which could result in decreases or fluctuations in our revenue.

•	Also, consumers may cancel their services at any time without notice, which could result in significant reductions and fluctuations in our revenue.

•	CMCC or Unicom may change their operating regulations at any time, which could result in our being fined or having our services discontinued without notice. Changes in these operating regulations could also have a material impact on our revenue. For example, in April 2003, CMCC announced or clarified regulations which prohibit utilizing its billing gateway for services which are not directly related to the mobile phone and prohibit billing for services which have not been used by a subscriber for more than three months. In July 2003, CMCC disallowed us from using third party Web sites which do not have Internet content provider licenses, or website union, to promote our e-subscriptions products. In each of the three months ended December 31, 2002, March 31, 2003 and June 30, 2003, a substantial portion of our e-subscriptions growth, especially as regards our GGMM product, was derived from using website union. As a result of our inability to use website union to promote our products, we expect minimal or no growth in e-subscriptions revenue for the three months ended September 30, 2003 as compared to the three months ended June 30, 2003 and, in addition, future growth in e-subscriptions revenue could be materially less than historical growth.

•	We face intense competition from a number of companies who may launch competing or better products than us at any time. In addition, there are limited barriers to entry in this area.

We also face the risk that changes in government policy could restrict or curtail the services which we provide.

We depend on online advertising for a significant portion of our revenues.

We derive a significant portion of our revenues from the sale of advertising on our Web sites. For the three and six months ended June 30, 2003, advertising revenues represented approximately 35% and 33%, respectively, of our total revenues, as compared to 55% for both of the corresponding three and six month periods in 2002.

The online advertising market in China is new and relatively small. Our ability to generate and maintain significant online advertising revenues in China will depend, among other things, on:

•	the development of a large base of users possessing demographic characteristics attractive to advertisers;

•	downward pressure on online advertising prices;

•	acceptance by advertisers that online advertising is effective;

•	the development of independent and reliable means of verifying traffic; and

•	the effectiveness of our advertising delivery, tracking and reporting systems.

The development of Web software that blocks Internet advertisements before they appear on a user’s screen may hinder the growth of online advertising. The expansion of ad blocking on the Internet may decrease our revenues because when an ad is blocked, it is not downloaded from our ad server. As a result, such advertisements will not be tracked as a delivered advertisement. In addition, advertisers may choose not to advertise on the Internet or on our portal because of the use by third parties of Internet advertisement blocking software.

Accordingly, we may not be successful in generating significant future online advertising revenues.

Our e-commerce services may face certain business and regulatory risks.

For the three and six months ended June 30, 2003, e-commerce revenues represented approximately 5% and 6%, respectively, of our total revenues, as compared to 13% and 17% for the corresponding three and six month periods in 2002.

Substantially all e-commerce revenues are earned from the sale of consumer products. Our business plan is dependent upon further increases in revenues from e-commerce.

We face the following risks with respect to our e-commerce business line:

•	the online shopping market is small and unproven in China and, therefore, we may not be able to sustain revenue growth or maintain existing revenue levels;

•	we may not be able to maintain our existing gross margins because of competitors such as Joyo, Bertelsmann Online and Dang Dang;

•	credit cards are not widely used in China and, therefore, we rely on cash on delivery for collecting payments whereby we have a collection risk from the companies providing delivery service; and

•	future government regulations could restrict us from further expanding or continuing this business.

In 2002, through High Century, we invested $3.1 million in Sohu-Guolian, a joint venture which provides services to the online trading and financial services industries.

The success of this investment depends, among other things, on the following factors:

•	conditions and trading volumes in the China securities market which currently can be considered weak;

•	the acceptability and development of online stock trading in China which is unknown at this time;

•	expansion, which is dependent on the development of China’s banking system (which currently does not allow for nation wide remote account opening);

•	cooperation from Guolian Securities Co., Ltd., our joint venture partner, who we rely on to provide technical expertise, licensing and other resources to allow Sohu-Guolian to provide services; and

•	future legislation to allow Sohu-Guolian to obtain its own online securities trading license (currently regulations do not exist which would allow Sohu-Guolian to obtain its own online trading license).

There is no assurance that Sohu-Guolian will be successful, and, in addition, we believe that it is unlikely that Sohu-Guolian will be profitable in 2003 or 2004.

Our operating results are likely to fluctuate significantly and may differ from market expectations.

Our annual and quarterly operating results have varied significantly in the past, and may vary significantly in the future, due to a number of factors, many of which are beyond our control. As a result, we believe that year-to-year and quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. It is likely that in some future quarter, our operating results may be below the expectations of public market analysts and investors. In this event, the trading price of our common stock may fall.

We will not be able to attract visitors, advertisers, paying subscribers, short messaging and e-commerce customers if we do not maintain and develop the Sohu brand.

Maintaining and further developing our brand is critical to our ability to expand our user base and our revenues. We believe that the importance of brand recognition will increase as the number of Internet users in China grows. In order to attract and retain Internet users, advertisers, subscribers, and short messaging and e-commerce customers, we may need to substantially increase our expenditures for creating and maintaining brand loyalty. If our revenues do not increase proportionately, our results of operations and liquidity will suffer.

Our success in promoting and enhancing our brand, as well as our ability to remain competitive, will also depend on our success in offering high quality content, features and functionality. If we fail to promote our brand successfully or if visitors to our portal or advertisers do not perceive our content and services to be of high quality, we may not be able to continue growing our business and attracting visitors, advertisers, and short messaging and e-commerce customers.

We may need additional capital and we may not be able to obtain it.

Our capital requirements are difficult to plan in our rapidly changing industry. We currently expect that we will need capital to fund additions to our portal and computer infrastructure, including any acquisitions of complementary assets, technologies or businesses we may pursue, as well as the expansion of our sales and marketing activities.

Our ability to obtain additional financing in the future is subject to a variety of uncertainties, including:

•	investors’ perceptions of and appetite for Internet-related securities;

•	conditions in the U.S. and other capital markets in which we may seek to raise financing;

•	our future results of operations, financial condition and cash flows;

•	the amount of capital that other PRC entities may seek to raise in foreign capital markets;

•	PRC governmental regulation of foreign investment in Internet companies;

•	economic, political and other conditions in the PRC;

•	PRC governmental policies relating to foreign currency borrowings; and

•	any new laws and regulations that may require various PRC government approvals for securities offerings by companies engaged in the Internet sector in the PRC.

Our inability to raise additional funds on favorable terms, or at all, could force us to scale back our planned expenditures, which could adversely affect our growth prospects.

If we fail to establish and maintain relationships with content and technology providers and mobile network operators, we may not be able to attract and retain users.

We rely on a number of third party relationships to attract traffic and provide content in order to make our portal more attractive to users and advertisers. Some content providers have increased the fees they charge us for their content. This trend could increase our operating expenses and could adversely affect our ability to obtain content at an economically acceptable cost. Most of our arrangements with content providers are short-term and may be terminated at the convenience of the other party. In addition, much of the third party content provided to our portal is also available from other sources or may be provided to other Internet companies. If other Internet companies present the same or similar content in a superior manner, it would adversely affect our visitor traffic.

Substantially all of our e-subscription revenue is generated through short messaging services where we depend on mobile network operators for message delivery and payment collection. If we were unable to continue this arrangement, our short messaging services would be severely disrupted.

Our business also depends significantly on relationships with leading technology and infrastructure providers and the licenses that the technology providers have granted to us. Our competitors may seek to establish the same relationships as we have, which may adversely affect us. We may not be able to maintain these relationships or replace them on commercially attractive terms.

We depend on key personnel and our business may be severely disrupted if we lose the services of our key executives and employees.

Our future success is heavily dependent upon the continued service of our key executives, particularly Dr. Charles Zhang, who is the founder, president, chief executive officer and a major shareholder of our company and the founder and president of Beijing Sohu, High Century, and Hengda. We rely on his expertise in our business operations and on his personal relationships with some of our principal shareholders, the relevant regulatory authorities, our customers and suppliers, Beijing Sohu, High Century, and Hengda. If one or more of our key executives and employees are unable or unwilling to continue in their present positions, we may not be able to easily replace them and our business may be severely disrupted. In addition, if any of these key executives or employees joins a competitor or forms a competing company, we may lose customers and suppliers and incur additional expenses to recruit and train personnel. Each of our executive officers has entered into an employment agreement and a confidentiality, non-competition and non-solicitation agreement with us. However, the degree of protection afforded to an employer pursuant to confidentiality and non-competition undertakings governed by PRC law may be more limited when compared to the degree of protection afforded under the laws of other jurisdictions. We do not maintain key-man life insurance for any of our key executives.

We also rely on a number of key technology staff for the operation of Sohu. Given the competitive nature of the industry, the risk of key technology staff leaving Sohu is high and could have a disruptive impact on our operations.

Rapid growth and a rapidly changing operating environment strain our limited resources.

We have limited operational, administrative and financial resources, which may be inadequate to sustain the growth we want to achieve. As our audience and their Internet use increase, as the demands of our audience and the needs of our customers change and as the volume of online advertising, short messaging and e-commerce activities increases, we will need to increase our investment in our network infrastructure, facilities and other areas of operations. If we are unable to manage our growth and expansion effectively, the quality of our services could deteriorate and our business may suffer. Our future success will depend on, among other things, our ability to:

•	adapt our services and maintain and improve the quality of our services;

•	protect our Web site from hackers and unauthorized access;

•	continue training, motivating and retaining our existing employees and attract and integrate new employees; and

•	develop and improve our operational, financial, accounting and other internal systems and controls.

Our advertising pricing model, which is based on charging a fixed fee to display advertisements for a specified time period, may not be profitable.

There are currently no industry standard pricing models used to sell advertising on the Internet. This makes it difficult to project our future advertising rates and revenues. The models we adopt may prove not to be profitable. A significant portion of our advertising revenues in 2003 and 2002 were derived from charging a fixed fee to display an advertisement over a given time period.

We may not be able to track the delivery of advertisements through our portal, which may make us less attractive to potential advertisers.

It is important to advertisers that we accurately measure the demographics of our user base and the delivery of advertisements through our portal. Companies may choose not to advertise on our portal or may pay less for advertising if they do not perceive our portal to be reliable. We depend on third parties to provide us with some of these measurement services. If they are unable to provide these services in the future, we would need to perform these services ourselves or obtain these services from other providers. This could cause us to incur additional costs or cause interruptions or slowdowns in our business during the time we are replacing these services. We are currently implementing additional systems designed to collect information on our users. We may not be able to implement these systems successfully.

Our strategy of acquiring complementary assets, technologies and businesses may fail and may result in equity or earnings dilution.

As a component of our growth strategy, we have acquired and intend to actively identify and acquire assets, technologies and businesses that are complementary to our existing portal business. Our acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, significant amortization expenses related to goodwill and other intangible assets and exposure to undisclosed or potential liabilities of acquired companies. Moreover, the resources expended in identifying and consummating acquisitions may be significant. Furthermore, any acquisitions we decide to pursue may be subject to the approval of the relevant PRC governmental authorities, as well as any applicable PRC rules and regulations.

We may rely on dividends and other distributions on equity paid by our wholly-owned operating subsidiaries to fund any cash requirements we may have.

We are a holding company with no operating assets other than investments in Beijing ITC, our wholly-owned subsidiary in the PRC and our affiliates Beijing Sohu, High Century, Hengda, Sohu-Guolian and Sohu Internet, which own and conduct our Internet business. We may rely on dividends and other distributions on equity paid by Beijing ITC for our cash requirements in excess of any cash raised from investors and retained by us. If Beijing ITC incurs debt on its own behalf in the future, the instruments governing the debt may restrict Beijing ITC’s ability to pay dividends or make other distributions to us. In addition, PRC legal restrictions permit payment of dividends by Beijing ITC only out of its net income, if any, determined in accordance with PRC accounting standards and regulations. Under PRC law, Beijing ITC is also required to set aside a portion of its net income each year to fund certain reserve funds. These reserves are not distributable as cash dividends.

Beijing ITC has incurred significant net losses since its inception. Therefore, we have not received any dividends or other distributions from Beijing ITC in the past and do not expect any dividends in the foreseeable future.

We may not have exclusive rights over the mark “Sohu.com” in certain areas.

We have applied for registration of the “Sohu.com” mark in Hong Kong and Taiwan, and plan to apply for registration in Malaysia and Singapore. Completion of these applications is subject to prior rights in the relevant jurisdictions. Any rejection of those applications may adversely affect our legal rights over the mark “Sohu.com” in those countries and regions.

Unauthorized use of our intellectual property by third parties, and the expenses incurred in protecting our intellectual property rights, may adversely affect our business.

We regard our copyrights, service marks, trademarks, trade secrets and other intellectual property as critical to our success. Unauthorized use of our intellectual property by third parties may adversely affect our business and reputation. We rely on trademark and copyright law, trade secret protection and confidentiality agreements with our employees, customers, business partners and others to protect our intellectual property rights. Despite our precautions, it may be possible for third parties to obtain and use our intellectual property without authorization. Furthermore, the validity, enforceability and scope of protection of intellectual property in Internet-related industries is uncertain and still evolving. In particular, the laws of the PRC and certain other countries are uncertain or do not protect intellectual property rights to the same extent as do the laws of the United States. Moreover, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Future litigation could result in substantial costs and diversion of resources.

We may be subject to intellectual property infringement claims, which may force us to incur substantial legal expenses and, if determined adversely against us, materially disrupt our business.

We cannot be certain that our products and services do not or will not infringe valid patents, copyrights or other intellectual property rights held by third parties. We have in the past been, are currently, and may in the future be, subject to claims and legal proceedings relating to the intellectual property of others in the ordinary course of our business. In particular, if we are found to have violated the intellectual property rights of others, we may be enjoined from using such intellectual property, may be ordered to pay a fine and we may incur licensing fees or be forced to develop alternatives. We may incur substantial expenses in defending against these third party infringement claims, regardless of their merit. Successful infringement claims against us may result in substantial monetary liability or may materially disrupt the conduct of our business by restricting or prohibiting our use of the intellectual property in question.

We may be subject to, and may expend significant resources in defending against, claims based on the content and services we provide over our portal.

As our services may be used to download and distribute information to others, there is a risk that claims may be made against us for defamation, negligence, copyright or trademark infringement or other claims based on the nature and content of such information. Furthermore, we could be subject to claims for the online activities of our visitors and incur significant costs in their defense. In the past, claims based on the nature and content of information that was posted online by visitors have been made in the United States against companies that provide online services. We do not carry any liability insurance against such risks.

We could be exposed to liability for the selection of listings that may be accessible through our portal or through content and materials that our visitors may post in classifieds, message boards, chat rooms or other interactive services. If any information provided through our services contains errors, third parties may make claims against us for losses incurred in reliance on the information. We also offer Web-based e-mail and subscription services, which expose us to potential liabilities or claims resulting from:

•	unsolicited e-mail;

•	lost or misdirected messages;

•	illegal or fraudulent use of e-mail; or

•	interruptions or delays in e-mail service.

Investigating and defending any such claims may be expensive, even if they do not result in liability.

Risks Related to Our Markets

We will rely on online advertising sales for a significant portion of our future revenues, but the online advertising market is new and rapidly evolving, particularly in China, and the Internet has not been proven as a widely accepted medium for advertising.

We expect to derive a significant portion of our revenue for the foreseeable future from online advertising. If the Internet is not accepted as a medium for advertising, our ability to generate revenues will be adversely affected.

The online advertising market is new and rapidly evolving, particularly in China. As a result, many of our current and potential advertising clients have limited experience using the Internet for advertising purposes and historically have not devoted a significant portion of their advertising budget to Internet-based advertising. Moreover, advertising clients that have invested substantial resources in other methods of conducting business may be reluctant to adopt a new strategy that may limit or compete with their existing efforts. In addition, companies may choose not to advertise on our portal if they do not perceive our online advertising platform to be effective or our audience demographics to be desirable. The failure to successfully address these risks or execute our business strategy would significantly reduce our profitability.

The acceptance of the Internet as a medium for advertising depends on the development of a measurement standard. No standards have been widely accepted for the measurement of the effectiveness of online advertising.

Industry-wide standards may not develop sufficiently to support the Internet as an effective advertising medium. If these standards do not develop, advertisers may choose not to advertise on the Internet in general or through our portals or search engines.

Many of our current and potential e-subscription customers have only limited experience using the Internet for subscription purposes, and may not be willing to fully embrace the products and services we offer, which would adversely affect our future revenues and business expansion.

The e-subscription market is also new and rapidly evolving in China. Many of our current and potential e-subscription customers have limited experience using the Internet for subscription services. Our e-subscription revenue growth depends upon user acceptance of our existing and new services, especially services that are paid by way of monthly subscriptions. Because these services are new and untested, we do not have a clear understanding of consumer behavior, making it difficult to predict future growth or usage. Customers may not be willing to fully embrace the products and services we offer, which would adversely affect our future revenues and business expansion.

We face intense competition which could reduce our market share and adversely affect our financial performance.

The PRC Internet market is characterized by an increasing number of entrants because, among other reasons, the barriers to entry are relatively low. The market for Internet services and products, particularly Internet search and retrieval services, short messaging and e-commerce services and online advertising, is intensely competitive. In addition, the Internet industry is relatively new and constantly evolving and, as a result, our competitors may better position themselves to compete in this market as it matures.

There are many companies that provide or may provide Web sites and online destinations targeted at Internet users in China. Some of our major competitors in China are major United States Internet companies, such as Yahoo! Inc and Nasdaq listed companies Sina Corporation and Netease. In addition, we may face competition from existing or new domestic PRC Internet companies that are either affiliated with large corporations such as Legend Computer, America Online and Softbank Corporation, or controlled or sponsored by PRC government entities. These competitors may have certain advantages over us, including:

•	substantially greater financial and technical resources;

•	more extensive and well developed marketing and sales networks;

•	better access to original content;

•	greater global brand recognition among consumers; and

•	larger customer bases.

With these advantages, our competitors may be better able to:

•	develop, market and sell their products and services;

•	adapt more quickly to new and changing technologies; and

•	more easily obtain new customers.

We may not be able to compete successfully against our current or future competitors.

The telecommunications infrastructure in China, which is not as well developed as in the United States, may limit our growth.

The telecommunications infrastructure in China is not well developed. Our growth will depend on the PRC government and state-owned enterprises establishing and maintaining a reliable Internet and telecommunications infrastructure to reach a broader base of Internet users in China. The Internet infrastructure, standards, protocols and complementary products, services and facilities necessary to support the demands associated with continued growth may not be developed on a timely basis or at all by the PRC government and state-owned enterprises.

We depend on ChinaNet, China Netcom, China Telecom and the Beijing Telecom Administration for telecommunications services, and any interruption in these services may result in severe disruptions to our business.

Although private Internet service providers exist in China, almost all access to the Internet is maintained through ChinaNet, currently owned by China Netcom and China Telecom, under the administrative control and regulatory supervision of the MII. In addition, local networks connect to the Internet through a government-owned international gateway. This international gateway is the only channel through which a domestic Chinese user can connect to the international Internet network. We rely on this infrastructure and China Netcom and China Telecom to provide data communications capacity primarily through local telecommunications lines. Although the government has announced aggressive plans to develop the national information infrastructure, this infrastructure may not be developed and the Internet infrastructure in China may not be able to support the continued growth of Internet usage. In addition, we will have no access to alternative networks and services, on a timely basis if at all, in the event of any infrastructure disruption or failure.

We may not be able to lease additional bandwidth from the Beijing Telecom Administration on acceptable terms, on a timely basis or at all. In addition, we will have no means of getting access to alternative networks and services on a timely basis, if at all, in the event of any disruption or failure of the network.

The high cost of Internet access may limit the growth of the Internet in China and impede our growth.

Access to the Internet in China remains relatively expensive, and may make it less likely for users to access and transact business over the Internet. Unfavorable rate developments could further decrease our visitor traffic and our ability to derive revenues from transactions over the Internet.

The acceptance of the Internet as a commerce platform in China depends on the resolution of problems relating to fulfillment and electronic payment.

Our future growth of revenues depends in part on the anticipated expansion of e-commerce activities in China. As China currently does not have a reliable nationwide product distribution network, the fulfillment of goods purchased over the Internet will continue to be a factor constraining the growth of e-commerce. An additional barrier to the development of e-commerce in China is the lack of reliable payment systems. In particular, the use of credit cards or other viable means of electronic payment in sales transactions is not as well developed in China as in some other countries, such as the United States. Various government entities and businesses are working to resolve these fulfillment and payment problems, but these problems are expected to continue to hinder the acceptance and growth of the Internet as a commerce platform in China, which could in turn hinder our growth.

Risks Related to the Internet and Our Technology Infrastructure

To the extent we are unable to scale our systems to meet the increasing PRC Internet population, we will be unable to expand our user base and increase our attractiveness to advertisers and merchants.

As Web page volume and traffic increase in China, we may not be able to scale our systems proportionately. To the extent we do not successfully address our capacity constraints, our operations may be severely disrupted, and we may not be able to expand our user base and increase our attractiveness to advertisers and merchants.

Unexpected network interruptions caused by system failures may result in reduced visitor traffic, reduced revenue and harm to our reputation.

Our portal operations are dependent upon Web browsers, Internet service providers, content providers and other Web site operators in China, which have experienced significant system failures and system outages in the past. Our users have in the past experienced difficulties due to system failures unrelated to our systems and services. Any system failure or inadequacy that causes interruptions in the availability of our services, or increases the response time of our services, as a result of increased traffic or otherwise, could reduce our user satisfaction, future traffic and our attractiveness to users and advertisers.

Our operations are vulnerable to natural disasters and other events, as we only have limited backup systems and do not maintain any backup servers outside of China.

We have limited backup systems and have experienced system failures and electrical outages from time to time in the past, which have disrupted our operations. All of our servers and routers are currently hosted in a single location within the premises of Beijing Telecom Administration. We do not maintain any back up servers outside Beijing. We do not have a disaster recovery plan in the event of damage from fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins and similar events. If any of the foregoing occurs, we may experience a complete system shutdown. We do not carry any business interruption insurance. To improve the performance and to prevent disruption of our services, we may have to make substantial investments to deploy additional servers or one or more copies of our Web sites to mirror our online resources. Although we carry property insurance with low coverage limits, our coverage may not be adequate to compensate us for all losses, particularly with respect to loss of business and reputation, that may occur.

Concerns about security of e-commerce transactions and confidentiality of information on the Internet may increase our costs, reduce the use of our portal and impede our growth.

A significant barrier to e-commerce and confidential communications over the Internet has been the need for security. Internet usage could decline if any well-publicized compromise of security occurred. We may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by these breaches. If unauthorized persons are able to penetrate our network security, they could misappropriate proprietary information or cause interruptions in our services. As a result, we may be required to expend capital and resources to protect against or to alleviate these problems.

Our network operations may be vulnerable to hacking, viruses and other disruptions, which may make our products and services less attractive and reliable.

Internet usage could decline if any well-publicized compromise of security occurs. “Hacking” involves efforts to gain unauthorized access to information or systems or to cause intentional malfunctions or loss or corruption of data, software, hardware or other computer equipment. Hackers, if successful, could misappropriate proprietary information or cause disruptions in our service. We may be required to expend capital and other resources to protect our Web site against hackers. We cannot assure you that any measures we may take will be effective. In addition, the inadvertent transmission of computer viruses could expose us to a material risk of loss or litigation and possible liability, as well as materially damage our reputation and decrease our user traffic.

Political, Economic and Regulatory Risks

Regulation and censorship of information distribution in China may adversely affect our business.

China has enacted regulations governing Internet access and the distribution of news and other information. Furthermore, the Propaganda Department of the Chinese Communist Party has been given the responsibility to censor news published in China to ensure, supervise and control a particular political ideology. In addition, the MII has published implementing regulations that subject online information providers to potential liability for content included on their portals and the actions of subscribers and others using their systems, including liability for violation of PRC laws prohibiting the distribution of content deemed to be socially destabilizing. Because many PRC laws, regulations and legal requirements with regard to the Internet are relatively new and untested, their interpretation and enforcement may involve significant uncertainty. In addition, the PRC legal system is a civil law system in which decided legal cases have limited binding force as legal precedents. As a result, in many cases it is difficult to determine the type of content that may result in liability for a Web site operator.

Periodically, the Ministry of Public Security has stopped the distribution over the Internet of information which it believes to be socially destabilizing. The Ministry of Public Security has the authority to cause any local Internet service provider to block any Web site maintained outside China at its sole discretion. If the PRC government were to take action to limit or eliminate the distribution of information through our portal or to limit or regulate current or future applications available to users of our portal, our business would be affected.

The State Secrecy Bureau, which is directly responsible for the protection of state secrets of all PRC government and Chinese Communist Party organizations, is authorized to block any Web site it deems to be leaking state secrets or failing to meet the relevant regulations relating to the protection of state secrets in the distribution of online information. Under the applicable regulations, we may be held liable for any content transmitted on our portal. Furthermore, where the transmitted content clearly violates the laws of the PRC, we will be required to delete it. Moreover, where the transmitted content is considered suspicious, we are required to report such content. We must also undergo computer security inspections, and if we fail to implement the relevant safeguards against security breaches, we may be shut down. In addition, under recently adopted regulations, Internet companies which provide bulletin board systems, chat rooms or similar services, such as our company, must apply for the approval of the State Secrecy Bureau. As the implementing rules of these new regulations have not been issued, however, we do not know how or when we will be expected to comply, or how our business will be affected by the application of these regulations.

Political and economic policies of the PRC government could affect our business.

All of our business, assets and operations are located in China and all of our revenues are derived from our operations in China. Accordingly, our business could be adversely affected by changes in political, economic or social conditions in China, adjustments in PRC government policies or changes in laws and regulations.

The economy of China differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development in a number of respects, including:

•	structure;

•	level of government involvement;

•	level of development;

•	level of capital reinvestment;

•	growth rate;

•	control of foreign exchange; and

•	methods of allocating resources.

Since 1949, China has been primarily a planned economy subject to a system of macroeconomic management. Although the Chinese government still owns a significant portion of the productive assets in China, economic reform policies since the late 1970s have emphasized decentralization, autonomous enterprises and the utilization of market mechanisms. We cannot predict what effects the economic reform and macroeconomic measures adopted by the Chinese government may have on our business or results of operations.

The PRC legal system embodies uncertainties which could limit the legal protections available to us and you.

The PRC legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which decided legal cases have little precedential value. In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. Our PRC operating subsidiary, Beijing ITC, is a wholly-foreign owned enterprise, or a WFOE, which is an enterprise incorporated in mainland China and wholly-owned by our indirect subsidiary, Sohu Hong Kong. Beijing ITC is subject to laws and regulations applicable to foreign investment in mainland China. However, these laws, regulations and legal requirements are relatively recent, and their interpretation and enforcement involve uncertainties. These uncertainties could limit the legal protections available to us and other foreign investors, including you. In addition, we cannot predict the effect of future developments in the PRC legal system, particularly with regard to the Internet, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws.

Restrictions on currency exchange may limit our ability to utilize our revenues effectively.

Substantially all of our revenues and operating expenses are denominated in Renminbi. The Renminbi is currently freely convertible under the “current account”, which includes dividends, trade and service related foreign exchange transactions, but not under the “capital account”, which includes foreign direct investment.

Currently, Beijing ITC may purchase foreign exchange for settlement of “current account transactions”, including payment of dividends, without the approval of the State Administration for Foreign Exchange, or SAFE. Beijing ITC may also retain foreign exchange in its current account (subject to a ceiling approved by the SAFE) to satisfy foreign exchange liabilities or to pay dividends. However, the relevant PRC governmental authorities may limit or eliminate our ability to purchase and retain foreign currencies in the future.

Since a significant amount of our future revenues will be in the form of Renminbi, the existing and any future restrictions on currency exchange may limit our ability to utilize revenue generated in Renminbi to fund our business activities outside China, if any, or expenditures denominated in foreign currencies.

Foreign exchange transactions under the capital account are still subject to limitations and require approvals from the SAFE. This could affect Beijing ITC’s ability to obtain foreign exchange through debt or equity financing, including by means of loans or capital contributions from us.

We may suffer currency exchange losses if the Renminbi depreciates relative to the U.S. Dollar.

Our reporting currency is the U.S. Dollar. However, substantially all of revenues are denominated in Renminbi. Our revenues as expressed in our U.S. Dollar financial statements will decline in value if the Renminbi depreciates relative to the U.S. Dollar. Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to successfully hedge our exposure, if at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into U.S. Dollars.

It may be difficult to enforce any civil judgments against us or our board of directors or officers, because most of our assets are located outside of the United States.

Although we are incorporated in the State of Delaware, a significant portion of our assets are located in the PRC. As a result, it may be difficult for investors to enforce outside the United States in any actions brought against us in the United States, including actions predicated upon the civil liability provisions of the federal securities laws of the United States or of the securities laws of any state of the United States. In addition, certain of our directors and officers (principally in the PRC) and all or a substantial portion of their assets may be located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon those directors and officers, or to enforce against them or us judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States or of the securities laws of any state of the United States. We have been advised by our PRC counsel that, in their opinion, there is doubt as to the enforceability in the PRC, in original actions or in actions for enforcement of judgments of United States courts, of civil liabilities predicated solely upon the federal securities laws of the United States or the securities laws of any state of the United States.

Risks Related to the Notes and Our Common Stock

The market price of our common stock has been and will likely continue to be volatile. The price of our common stock, and therefore the price of the notes, may fluctuate significantly, which may make it difficult for holders to resell the notes or the shares of our common stock issuable upon conversion of the notes when desired or at attractive prices.

The market price of our common stock has been volatile and is likely to continue to be so. The initial public offering price of our common stock in July 2000 was $13.00 per share. The trading price of our common stock subsequently dropped to a low of $0.52 per share on April 9, 2001. During the last two quarters of 2002, the trading price of our common stock ranged from a low of $1.20 per share to a high of $6.94 per share, and during the first half of 2003 and the third quarter through September 26, 2003, the trading price of our common stock ranged from a low of $6.10 per share to a high of $43.40 per share. On September 26, 2003, the closing price of our common stock was $31.60 per share.

In addition, the Nasdaq Stock Market’s National Market has from time to time experienced significant price and volume fluctuations that have affected the market prices for the securities of technology companies, and particularly Internet-related companies. Because the notes are convertible into shares of our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the notes. Holders who receive common stock upon conversion also will be subject to the risk of volatility and depressed prices of our common stock. In addition, the existence of the notes may encourage short selling in our common stock by market participants because the conversion of the notes could depress the price of our common stock.

The price for our common stock may fluctuate in response to a number of events and factors, such as quarterly variations in operating results, announcements of technological innovations or new products and media properties by us or our competitors, changes in financial estimates and recommendations by securities analysts, the operating and stock price performance of other companies that investors may deem comparable to us, and news reports relating to trends in our markets or general economic conditions. Additionally, volatility or a lack of positive performance in our stock price may adversely affect our ability to retain key employees, all of whom have been granted stock options or other stock awards.

Sales of a significant number of shares of our common stock in the public market, or the perception of such sales, could reduce our share price and impair our ability to raise funds in new share offerings.

Sales of substantial amounts of shares of our common stock in the public market, or the perception that those sales may occur, could cause the market price of our common stock to decline. Because the notes are convertible into common stock only at a conversion price in excess of the recent trading price, such a decline in our common stock price may cause the value of the notes to decline.

The sale or availability for sale of substantial amounts of our common stock could adversely affect its market price.

There were approximately 35,915,845 shares of our common stock outstanding as of August 31, 2003, as well as options to purchase an additional 4,721,564 shares of our common stock. Of the outstanding shares, 25,424,216 were issued prior to the initial public offering of our common stock. These shares are either freely tradable without restriction under Rule 144(k) under the Securities Act or are tradable subject to the notice, volume and manner of sale restrictions of Rule 144 under the Securities Act.

Sohu issued 4,600,000 shares of common stock in connection with the initial public offering. All of these shares are freely tradable without restriction unless they are held by our “affiliates” as that term is defined in Rule 144 under the Securities Act.

On October 18, 2000, we issued an aggregate of 4,401,500 shares of our common stock to the former stockholders of ChinaRen in connection with our acquisition of that company. All of these shares are currently freely tradable without restriction.

We do not expect a public market for the notes to develop after completion of the offering.

Although the notes are currently traded on PORTAL, there can be no assurance as to: (1) the liquidity of any market for the notes, (2) the ability of the holders to sell their notes, or (3) the prices at which holders of the notes would be able to sell their notes. The notes could trade at prices higher or lower than their initial purchase prices depending on many factors. We do not intend to apply for listing of the notes on any securities exchange or for quotation on the Nasdaq National Market.

The notes are effectively subordinated to all liabilities of our subsidiaries and to our secured debt.

We are a holding company with no significant assets other than the stock of our subsidiaries and our holdings of cash, cash equivalents and marketable securities. None of our subsidiaries will guarantee our obligations under, or have any obligation to pay any amounts due on, the notes. As a result, the notes will be effectively subordinated to all liabilities of our subsidiaries. Our rights and the rights of our creditors, including holders of the notes, to participate in the assets of any of our subsidiaries upon their liquidation or recapitalization will generally be subject to the prior claims of those subsidiaries’ creditors.

In addition, the notes are not secured by any of our assets or those of our subsidiaries. As a result, the notes will be effectively subordinated to any secured debt we may incur. In any liquidation, dissolution, bankruptcy or other similar proceeding, holders of our secured debt may assert rights against any assets securing such debt in order to receive full payment of their debt before those assets may be used to pay the holders of the notes.

The notes do not restrict our ability to incur additional debt or to take other actions that could negatively impact holders of the notes.

We are not restricted under the terms of the notes from incurring additional indebtedness, including secured debt. In addition, the limited covenants applicable to the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the notes could diminish our ability to make payments on the notes when due.

We may not have the ability to repurchase the notes in cash if a holder exercises its repurchase right on the dates specified herein or upon the occurrence of a change of control.

Holders of the notes have the right to require us to repurchase the notes upon the occurrence of a fundamental change, such as a change of control, prior to maturity, as described under the heading “Description of the Notes—Repurchase at the Option of the Holder Upon Change in Control.” We may not have sufficient funds to make the required repurchase in cash at such time or the ability to arrange necessary financing on acceptable terms. In addition, our ability to repurchase the notes in cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. We have the ability under the terms of the notes to pay the repurchase price in shares of our common stock, regardless of whether we have cash available, but this may be highly dilutive.

We are controlled by a small group of our existing stockholders, whose interests may differ from other stockholders.

Our president and chief executive officer, Dr. Charles Zhang, beneficially owns approximately 24% of the outstanding shares of our common stock and is our largest stockholder. Our second largest stockholder, together with our chief executive officer, our other executive officers and members of our Board of Directors, beneficially own approximately 50% of the outstanding shares of our common stock. Accordingly these stockholders acting together will have significant influence in determining the outcome of any corporate transaction or other matter submitted to the stockholders for approval, including mergers, consolidations, the sale of all or substantially all of our assets, election of directors and other significant corporate actions. They will also have significant influence in preventing or causing a change in control. In addition, without the consent of these stockholders, we could be prevented from entering into transactions that could be beneficial to us. The interests of these stockholders may differ from the interests of the other stockholders.

Holders of a majority of the outstanding shares of our common stock are parties to an agreement under which they have agreed to vote together in favor of a nominee of one of our stockholders to our board of directors. As a result of their voting power, they will have the ability to cause that nominee to be elected.

Anti-takeover provisions of the Delaware General Corporation Law, our certificate of incorporation and Sohu’s Stockholder Rights Plan could delay or deter a change in control.

Some provisions of our certificate of incorporation and bylaws, as well as various provisions of the Delaware General Corporation Law, may make it more difficult to acquire our company or effect a change in control of our company, even if an acquisition or change in control would be in the interest of our stockholders or if an acquisition or change in control would provide our stockholders with a premium for their shares over then current market prices. For example, our certificate of incorporation provides for the division of the board of directors into two classes with staggered two-year terms and provides that stockholders have no right to take action by written consent and may not call special meetings of stockholders, each of which may make it more difficult for a third party to gain control of our board in connection with, or obtain any necessary stockholder approval for, a proposed acquisition or change in control.

In addition, we have adopted a stockholder rights plan under the terms of which, in general, if a person or group acquires more than 20% of the outstanding shares of common stock, all other Sohu stockholders would have the right to purchase securities from Sohu at a substantial discount to those securities’ fair market value, thus causing substantial dilution to the holdings of the person or group which acquires more than 20%. The stockholder rights plan may inhibit a change in control and, therefore, could adversely affect the stockholders’ ability to realize a premium over the then-prevailing market price for the common stock in connection with such a transaction.

The power of our Board of Directors to designate and issue shares of preferred stock could have an adverse effect on holders of our common stock.

Our certificate of incorporation authorizes our board of directors to designate and issue one or more series of preferred stock, having rights and preferences as the board may determine, and any such designations and issuances could have an adverse effect on the rights of holders of common stock.

FORWARD-LOOKING STATEMENTS

Some statements in this prospectus and in the documents incorporated by reference herein may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements regarding our expectations, beliefs, intentions or future strategies that are signified by the words “expect,” “anticipate,” “intend,” “believe,” “project,” or similar language. All forward-looking statements included in this prospectus and any documents incorporated by reference are based on information available to us on the date hereof or as of the dates of the documents incorporated by reference, and we assume no obligation to update any such forward-looking statements. Our business and financial performance are subject to substantial risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements. In evaluating our business and the advisability of making an investment in the notes or the shares of common stock issuable upon conversion of the notes, prospective investors should carefully consider the information set forth above under the caption “Risk Factors”. We caution prospective investors in the notes and the shares of common stock issuable upon conversion of the notes not to place undue reliance on these forward-looking statements.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated:

Six Months Ended June 30, 2003	Year Ended December 31,
	2002	2001	2000	1999	1998
79.72	—	—	—	—	—

The ratio of earnings to fixed charges is computed by dividing (i) pre-tax income before minority interests or income or loss from equity investments, plus fixed charges by (ii) fixed charges. Fixed charges consist of interest charges, capitalized expenses related to indebtedness and that portion of rental expense that we believe to be representative of an appropriate interest factor. See Exhibit 12.1 for additional information regarding this calculation.

Earnings during each of the five years ended December 31, 2002 were inadequate to cover fixed charges. The coverage deficiency was approximately $681,000, $3,545,000, $19,450,000, $43,820,000 and $1,296,000 for each of the five years ended December 31, 2002, respectively.

USE OF PROCEEDS

The proceeds from the sale of the notes and the common stock offered pursuant to this prospectus are solely for the account of the selling stockholders. Accordingly, we will not receive any proceeds from the sale of the Notes or the shares of common stock offered by this prospectus.

PLAN OF DISTRIBUTION

We will not receive any proceeds from the sale of the securities covered by this prospectus. The notes and shares of common stock issuable upon conversion of the notes are being offered on behalf of the selling security holders. The notes and shares of common stock issuable upon conversion of the notes may be sold or distributed from time to time by the selling security holders, or by pledgees, donees or transferees of, or other successors in interest to, the selling security holders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or who may acquire the notes or shares of common stock as principals, at market prices prevailing at the time of sale, at varying prices determined at the time of sale, at negotiated prices, or at fixed prices, which may be changed. If the notes or shares of common stock are sold through brokers, dealers or underwriters the selling security holder will be responsible for underwriting discounts or commissions or agent’s commissions. Unless otherwise permitted by law, if the notes or shares are to be sold by pledgees, donees or transferees of, or other successors in interest to, the selling security holders, then we must distribute a prospectus supplement and/or file an amendment to this registration statement under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling security holders to include the pledgees, donees, transferees or other successors in interest as selling security holders under this prospectus.

The sale of the notes or shares of common stock may be effected in one or more of the following methods (which may involve block transactions):

•	on any national securities exchange or quotation service on which the notes or shares of common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services in the over-the-counter market;

•	through the writing of options, whether the options are listed on an option exchange or otherwise; or

•	through the settlement of short sales.

In addition, any notes or shares of common stock that qualify for resale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A of the Securities Act rather than pursuant to this prospectus.

These transactions may include crosses or block transactions. Crosses are transactions in which the same broker acts as agent on both sides of the trade.

In addition, the selling security holders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of the notes or shares of common stock, short and deliver the notes or shares of common stock to close out such short positions, or loan or pledge the notes or shares of common stock to broker-dealers that in turn may sell such securities. The selling security holders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the notes or shares of common stock which may be resold thereafter pursuant to this prospectus if the notes or shares of common stock are delivered by the selling security holders. However, if the notes or shares of common stock are to be delivered by the selling security holder’s successors in interest, unless permitted by law, we must distribute a prospectus supplement and/or file an amendment to this registration statement under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling security holders to include the successors in interest as selling security holders under this prospectus. Each selling security holder may not satisfy its obligations in connection with short sales or hedging transactions entered into before the effective date of the registration statement of which this prospectus is a part by delivering securities registered under such registration statement.

Brokers, dealers, underwriters or agents participating in the distribution of the notes or shares of common stock as agents may receive compensation in the form of commissions, discounts or concessions from the selling security holders and/or purchasers of the notes or shares of common stock for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions).

The selling security holders and any broker-dealers who act in connection with the sale of notes or shares of common stock hereunder may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of notes or shares of common stock may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any selling security holder can presently estimate the amount of such compensation.

The anti-manipulation rules under the Exchange Act may apply to sales of notes or shares of common stock in the market and to the activities of the selling security holders and their affiliates.

The selling security holders may indemnify any broker-dealer that participates in transactions involving the sale of the notes or shares of common stock against certain liabilities, including liabilities arising under the Securities Act, as amended. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such notes or shares of common stock, may be deemed to be underwriting discounts and commissions under the Securities Act, if any such broker-dealers purchase notes or shares of common stock as principal.

The notes were issued and sold in July 2003 in transactions exempt from the registration requirements of the Securities Act pursuant to Rule 144A under the Securities Act or in offshore transactions pursuant to Regulation S under the Securities Act. Pursuant to the registration rights agreement, we have agreed to indemnify each selling security holder, its affiliates and its controlling persons, and each selling security holder has agreed to indemnify us, our directors, officers and controlling persons, and the other selling security holders, against specified liabilities arising under the Securities Act.

We will use our reasonable best efforts to keep the shelf registration statement effective for the period set forth below under “Description of the Notes—Registration Rights.” No sales may be made pursuant to this prospectus after such period unless we amend or supplement this prospectus to indicate that we have agreed to extend such period of effectiveness.

We have agreed, among other things, to bear all fees and expenses, other than selling expenses, commissions and discounts, and expenses of counsel to the selling security holders, in connection with the registration and sale of the notes and the shares of common stock covered by this prospectus.

DESCRIPTION OF THE NOTES

The notes were issued under an indenture between Sohu.com Inc., as issuer, and The Bank of New York, as trustee. The notes and the shares issuable upon conversion of the notes are covered by a registration rights agreement.

The following description of provisions of the notes is not complete and is subject to, and qualified in its entirety by reference to, the notes, the indenture and the registration rights agreement. Please see “Where You Can Find More Information” for information on how to obtain a copy of the indenture and the registration rights agreement.

General

The notes are our general unsecured and unsubordinated obligations and are convertible into our class common stock as described under “—Conversion Rights” below. The notes are limited to $90,000,000 aggregate principal amount and will mature on July 14, 2023, unless earlier repurchased by us at the option of the holder on July 14th in 2007, 2013 and 2018 or upon the occurrence of a Change of Control (as defined below). We may redeem all or a portion of the notes for cash at any time on or after July 14, 2008, at 100% of the principal amount of the notes if (i) the closing price of our common stock as reported on the Nasdaq National Market for each of the 30 consecutive trading days prior to such time was at least 130% of the conversion price or (ii) at such time at least 90% of the initial aggregate principal amount of the notes have been converted, repurchased or redeemed. See “—Redemption at the Option of the Company.”

We will not pay interest on the notes unless specified defaults under the registration rights agreement occur.

Principal will be payable, and the notes may be presented for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York City, which shall initially be the office or agency of the trustee in New York, New York. See “Form, Denomination and Registration” below.

The indenture does not contain any financial covenants or any restrictions on the payment of dividends, the repurchase of our securities or the incurrence of indebtedness. The indenture also does not contain any covenants or other provisions that afford protection to holders of notes in the event of a highly leveraged transaction or a Change of Control of Sohu except to the extent described under “Repurchase at the Option of the Holders Upon Change of Control” below.

Conversion Rights

The holders of notes may, at any time prior to the earlier of the redemption or repurchase of the notes and close of business on the final maturity date of the notes, convert any outstanding notes (or portions thereof) into our common stock, initially at a conversion price of $44.76 per share of common stock, which is equal to a conversion rate of 22.3414 shares of common stock per $1,000 principal amount of notes. The conversion rate is subject to adjustment upon the occurrence of certain events described below. Holders may convert notes only in denominations of $1,000 and whole multiples of $1,000. We are not required to issue fractional shares of common stock upon conversion of notes and instead will pay a cash adjustment based upon the market price of the common stock on the last trading day before the date of the conversion.

A holder may exercise the right of conversion by delivering the note to be converted to the specified office of a conversion agent, with a completed notice of conversion, together with any funds that may be required as described in the preceding paragraph. The conversion date will be the date on which the notes, the notice of conversion and any required funds have been so delivered. A holder delivering a note for conversion will not be required to pay any taxes or duties relating to the issuance or delivery of the common stock for such conversion, but will be required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than the holder of the note. Certificates representing shares of common stock will be issued or delivered only after all applicable taxes and duties, if any, payable by the holder have been paid. If any note is converted prior to the expiration of the holding period applicable for sales thereof under Rule 144(k) under the Securities Act (or any successive provision), the common stock issuable upon conversion will not be issued or delivered in a name other than that of the holder of the note unless the applicable restrictions on transfer have been satisfied.

The initial conversion rate will be adjusted for certain events, including:

•	the issuance of our common stock as a dividend or distribution on our common stock;

•	certain subdivisions and combinations of our common stock;

•	the issuance to all holders of our common stock of certain rights or warrants to purchase our common stock (or securities convertible into our common stock) which rights or warrants are exercisable for not more than 60 days, at less than (or having a conversion price per share less than) the current market price of our common stock on the business day immediately preceding the time of announcement of such issuance;

•	the dividend or other distribution to all holders of our common stock or shares of our capital stock (other than common stock) of evidences of indebtedness or assets (including securities, but excluding (A) those rights and warrants referred to above, (B) the issuance of our common stock as a dividend or distribution on our common stock referred to above, or (C) dividends or distributions paid exclusively in cash);

•	dividends or other distributions consisting exclusively of cash to all holders of our common stock; and

•	the purchase of our common stock pursuant to a tender offer made by us or any of our subsidiaries to the extent that such purchase involves an aggregate consideration that, together with any cash and the fair market value of any other consideration paid in any other tender offer by us or any of our subsidiaries for our common stock expiring within 12 months preceding such tender offer for which no adjustment has been made, exceeds 10 percent of our market capitalization on the expiration of such tender offer.

No adjustment in the conversion rate will be required unless such adjustment would require a change of at least 1% in the conversion rate then in effect at such time. Any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion rate will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing.

To the extent that we have a rights plan in effect upon conversion of the notes into common stock, note holders will receive, in addition to the common stock, the rights under the rights plan whether or not the rights have separated from the common stock at the time of conversion, subject to limited exceptions and no adjustments to the conversion price will be made, except in limited circumstances.

In the case of:

•	any reclassification or change of our common stock;

•	a consolidation, merger or combination involving us; or

•	a sale or conveyance to another corporation of all or substantially all of our property and assets,

in each case as a result of which holders of our common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common stock, the holders of the notes then outstanding will be entitled thereafter to convert those notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) which they would have owned or been entitled to receive upon such reclassification, change, consolidation, merger, combination, sale or conveyance had such notes been converted into our common stock immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance.

If a taxable distribution to holders of our common stock or other transaction occurs which results in any adjustment of the conversion price, the holders of notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. Federal income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of common stock. See “Certain United States Federal Income Tax Considerations.”

We may from time to time, to the extent permitted by law, reduce the conversion price of the notes by any amount for any period of at least 20 days if our board of directors has made a determination that this decrease would be in our best interests. Any such determination by our board will be conclusive. In that case we will give at least 15 days’ notice of such decrease. We may make such reductions in the conversion price, in addition to those set forth above, as the board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distributions of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

Ranking

The notes are senior unsecured general obligations of Sohu and will rank equally in right of payment with all of our other existing and future senior unsecured and unsubordinated indebtedness. The notes will rank senior to any of our subordinated indebtedness.

Because the creditors of our subsidiaries generally would have a right to receive payment superior to our right to receive payment from the assets of our subsidiaries, the holders of our notes will effectively be subordinated to the creditors of our subsidiaries. If we were to liquidate or reorganize, the right of note holders to participate in any distribution of our subsidiaries’ assets is necessarily subject to the claims of the subsidiaries’ creditors. As of June 30, 2003, our subsidiaries had no outstanding indebtedness, other than intercompany indebtedness and trade debt.

Repurchase at the Option of the Holder Upon Change of Control

If a Change of Control occurs, each holder of notes will have the right to require us to repurchase all of that holder’s notes, or any portion of those notes that is equal to $1,000 or a whole multiple of $1,000, on the date that is 30 days after the date we give notice at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, together with interest accrued and unpaid to, but excluding, the repurchase date.

Instead of paying the repurchase price in cash, we may pay the repurchase price in our common stock if we so elect in the notice referred to below. The number of shares of common stock that a holder will receive will equal the repurchase price divided by 95% of the average of the closing sale prices of the applicable common stock for the five consecutive trading days immediately preceding and including the third trading day prior to the repurchase date. However, we may not pay in common stock unless we satisfy certain conditions prior to the repurchase date as provided in the indenture.

Within 30 days after the occurrence of a Change of Control, we are required to give notice to all holders of notes, as provided in the indenture, of the occurrence of the Change of Control and of their resulting repurchase right. We must also deliver a copy of our notice to the trustee. To exercise the repurchase right, a holder of notes must deliver prior to or on the repurchase date irrevocable written notice to the trustee of the holder’s exercise of its repurchase right, together with the note with respect to which the right is being exercised. A “Change of Control” will be deemed to have occurred at such time after the original issuance of the notes when the following has occurred:

•	any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), acquires the beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, through a purchase, merger or other acquisition transaction, of 50% or more of the total voting power of the total outstanding voting stock of:

(i)	Sohu;

(ii)	Beijing Sohu; or

(iii)	any subsidiary of Sohu (each, a “significant subsidiary”) which meets any of the following three conditions:

(a)	Sohu’s and its other subsidiaries’ investments in and advances to such subsidiary exceed 50% of the total assets of Sohu and its other subsidiaries consolidated as of the end of the most recently completed fiscal year; or

(b)	Sohu’s and its other subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of such subsidiary exceeds 50% of the total assets of Sohu and Sohu’s other subsidiaries consolidated as of the end of the most recently completed fiscal year; or

(c)	Sohu’s and its other subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effects of a change in accounting principle of such subsidiary exceeds 50% of such income of Sohu and Sohu’s other subsidiaries consolidated for the most recently completed fiscal year;

other than an acquisition by Sohu, any of our subsidiaries or any of our employee benefit plans;

•	Sohu, Beijing Sohu or any significant subsidiary, as applicable, consolidates with or merges with or into another person or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with or merges with or into Sohu, Beijing Sohu or any significant subsidiary, as applicable, other than:

•	Any transaction (A) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of the capital stock of Sohu, Beijing Sohu or any significant subsidiary, as applicable, and (B) pursuant to which holders of such capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of such capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction; and

•	any merger solely for the purpose of changing the jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity;

•	during any consecutive two-year period, individuals who at the beginning of that two-year period constituted the board of directors of Sohu, Beijing Sohu or any significant subsidiary, as applicable, (together with any new directors whose election to such board of directors, or whose nomination for election by stockholders, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such board of directors then in office; or

•	the stockholders of Sohu, Beijing Sohu or any significant subsidiary, as applicable, pass a special resolution approving a plan of liquidation or dissolution and no additional approvals of stockholders are required under applicable law to cause a liquidation or dissolution.

The definition of Change of Control includes a phrase relating to the lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of Sohu, Beijing Sohu or any significant subsidiary. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such notes as a result of a lease, transfer, conveyance or other disposition of less than all of such assets may be uncertain.

Our right to pay the repurchase price in common stock is subject to our satisfying various conditions, including:

•	the registration of the common stock under the Securities Act and the Exchange Act, if required; and

•	any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

If such conditions are not satisfied with respect to a holder prior to the close of business on the repurchase date, we will pay the repurchase price of the notes to the holder entirely in cash. We may not change the form of consideration to be paid for the notes once we have given the notice that we are required to give to holders of notes, except as described in the first sentence of this paragraph.

We will comply with the provisions of any tender offer rules under the Securities Exchange Act of 1934 that may then be applicable, and will file any schedule required under the Securities Exchange Act of 1934 in connection with any offer by us to purchase notes at the option of the holders of notes upon a Change of Control. In some circumstances, the Change of Control purchase feature of the notes may make more difficult or discourage a takeover of us and thus the removal of incumbent management. The Change of Control purchase feature, however, is not the result of management’s knowledge of any specific effort to accumulate shares of common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change of Control purchase feature is the result of negotiations between us and the initial purchaser of the notes.

We may, to the extent permitted by applicable law, purchase the notes at any time in the open market or by tender at any price or by private agreement. Any note so purchased by us may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation. Any notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.

The foregoing provisions would not necessarily protect holders of the notes if highly leveraged or other transactions involving us occur that may adversely affect holders. Our ability to repurchase notes upon the occurrence of a Change of Control is subject to important limitations. The occurrence of a Change of Control could cause an event of default under, or be prohibited or limited by, the terms of indebtedness that we may incur in the future. Further, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. Any failure by us to repurchase the notes when required following a Change of Control would result in an event of default under the indenture. Any such default may, in turn, cause a default under indebtedness that we may incur in the future.

Repurchase at the Option of the Holder

Each holder shall have the right at such holder’s option, to require us to repurchase all (or any portion of the principal amount thereof which is $1,000 or any integral multiple thereof) of such holder’s notes, on July 14th in 2007, 2013 and 2018 at a price equal to 100% of the outstanding principal amount thereof in cash in accordance with the provisions of the indenture.

Redemption at the Option of the Company

We may redeem all or a portion of the notes for cash at any time on or after July 14, 2008, at 100% of the principal amount of the notes if (i) the closing price of our common stock as reported on the Nasdaq National

Market for each of the 30 consecutive trading days prior to such time was at least 130% of the conversion price or (ii) at such time at least 90% of the initial aggregate principal amount of the notes have been converted, repurchased or redeemed.

Events of Default

Each of the following will constitute an event of default under the indenture:

(1)	our failure to pay when due the principal of or premium, if any, on any of the notes at maturity or exercise of redemption right or a repurchase right or otherwise;

(2)	our failure to pay an installment of liquidated damages on any of the notes for 30 days after the date when due;

(3)	failure by us to deliver shares of common stock, together with cash instead of fractional shares, when those shares of common stock, or cash instead of fractional shares, are required to be delivered following conversion of a note, and that default continues for 10 days;

(4)	failure by us to give the notice regarding a Change of Control within 30 days of the occurrence of the Change of Control;

(5)	our failure to perform or observe any other covenant, agreement or condition contained in the notes or the indenture for a period of 60 days after written notice of such failure, requiring us to remedy the same, shall have been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

(6)	in the event of either (a) our failure or the failure of any of our significant subsidiaries to make any payment by the end of the applicable grace period, if any, after the final scheduled payment date for such payment with respect to any indebtedness for borrowed money in an aggregate principal amount in excess of $15 million, or (b) the acceleration of indebtedness for borrowed money of the company or any of our significant subsidiaries in an aggregate amount in excess of $15 million because of a default with respect to such indebtedness, without such indebtedness referred to in either (a) or (b) above having been discharged, cured, waived, rescinded or annulled, for a period of 30 days after written notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of the notes then outstanding; and

(7)	certain events of our bankruptcy, insolvency or reorganization.

The term “significant subsidiary” means a subsidiary, including its subsidiaries, that meets any of the following conditions:

•	our and our other subsidiaries’ investments in and advances to the subsidiary exceed 50% of the our total consolidated assets as of the end of the most recently completed fiscal year;

•	our and our other subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of the subsidiary exceeds 50% of our total consolidated assets as of the end of the most recently completed fiscal year; or

•	our and our other subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the subsidiary exceeds 50% of such income of Sohu and its subsidiaries consolidated for the most recently completed fiscal year.

The indenture provides that the trustee shall, within 90 days of the occurrence of a default or, if later, within 15 days after it is known to the trustee, give to the registered holders of the notes notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of, or premium, if any, or interest on, any of the notes when due or in the payment of any repurchase obligation.

If an event of default specified in clause (7) above occurs and it continuing, then automatically the principal of all the notes and the interest thereon shall become immediately due and payable. If an event of default shall occur and be continuing, other than with respect to clause (7) above (the default not having been cured or waived as provided under “Modifications and Waiver” below), the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding may declare the notes due and payable at their principal amount together with accrued interest, and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of notes by appropriate judicial proceedings. Such declaration may be rescinded or annulled with the written consent of the holders of a majority in aggregate principal amount of the notes then outstanding upon the conditions provided in the indenture. However, if an event of default is cured prior to such declaration by the trustee or holders of the notes as discussed above, the trustee and the holders of the notes will not be able to make such declaration as a result of the cured event of default.

Overdue payments of liquidated damages and premium, if any, and principal shall accrue interest at 1.00%.

The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of notes before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the notes then outstanding through their written consent may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.

We are required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture.

Consolidation, Merger or Assumption

We may consolidate with, merge into or transfer all or substantially all of our assets to another corporation only if such corporation is organized under the laws of the United States or any of its political subdivisions, the Cayman Islands, Bermuda, the British Virgin Islands, Hong Kong or the PRC and only if:

•	the surviving corporation assumes all our obligations under the indenture and the notes;

•	at the time of such transaction, no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing; and

•	certain other conditions are met.

Modifications and Waiver

The indenture (including the terms and conditions of the notes) may be modified, amended by us and the trustee, without the consent of the holder of any note, for the purposes of, among other things:

•	adding to our covenants for the benefit of the holders of notes;

•	surrendering any right or power conferred upon us;

•	providing for the assumption of our obligations to the holders of notes in the case of a merger, consolidation, conveyance, transfer or lease of all or substantially all of our assets;

•	reducing the conversion price, provided that the reduction will not adversely affect the interests of holders of notes in any material respect;

•	complying with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

•	making any changes or modifications to the indenture necessary in connection with the registration of the notes under the Securities Act as contemplated by the registration rights agreement, provided that this action does not adversely affect the interest of the holders of the notes in any material respects;

•	curing any ambiguity or correcting or supplementing any defective provision contained in the indenture; provided that such modification or amendment does not adversely affect the interests of the holders of the notes in any material respect; or

•	adding or modifying any other provisions which we and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of notes in any material respect.

Modifications and amendments to the indenture or to the terms and conditions of the notes may also be made, and past default by us may be waived, with the written consent of the holders of at least a majority in aggregate principal amount of the notes at the time outstanding. However, no such modification, amendment or waiver may, without the written consent or the affirmative vote of the holder of each note so affected:

•	change the maturity of the principal of or any installment of interest on that note (including any payment of liquidated damages);

•	reduce the principal amount of, or any premium or interest on (including any payment of liquidated damages), any note;

•	change the currency of payment of such note or interest thereon;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any note;

•	except as otherwise permitted or contemplated by provisions concerning corporate reorganizations, adversely affect the repurchase option of holders upon a Change of Control or the conversion rights of holders of the notes; or

•	reduce the percentage in aggregate principal amount of notes outstanding necessary to modify or amend the indenture or to waive any past defaults.

Form, Denomination and Registration

The notes have been issued in fully registered form, without coupons, in denominations of $1,000 principal amount and whole multiples of $1,000.

Global Notes: Book-Entry Form.    Except as provided below, the notes are evidenced by one or more global notes deposited with the trustee as custodian for The Depository Trust Company, New York, New York, or DTC, and registered in the name of Cede & Co. as DTC’s nominee. The global notes and any notes issued in exchange therefore are subject to certain restrictions on transfer set forth in the global notes and in the indenture and bear a restrictive legend. Record ownership of the global notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee, except as set forth below. A qualified institutional buyer as defined in Rule 144A under the Securities Act, or a QIB, may hold its interests in a global note directly through DTC if such QIB is a participant in DTC, or indirectly through organizations which are direct DTC participants. Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC’s rules and will be settled in same-day funds. QIBs may also beneficially own interests in the global notes held by DTC through certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly. So long as Cede & Co., as nominee of DTC, is the registered owner of the global notes, Cede & Co. for all purposes will be considered the sole holder of the global notes. Except as provided in the indenture, owners of beneficial interests in the global notes will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered holders thereof. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer a beneficial interest in the global notes to such persons may be limited. We will wire, through the facilities of the trustee, principal, premium, if any, and interest payments on the global notes to Cede & Co., the nominee for DTC, as the registered owner of the global notes. We, the trustee and any paying agent will have no responsibility or liability for paying amounts due on the global notes to owners of beneficial interests in the global notes. It is DTC’s current practice, upon receipt of any payment of principal of and premium, if any, and interest on the global notes, to credit participants’ accounts on the payment date in amounts proportionate to their respective beneficial interests in the notes represented by the global notes, as shown on the records of DTC, unless DTC believes that it will not receive payment on the payment date. Payments by DTC participants to owners of beneficial interests in notes represented by the global notes held through DTC participants will be the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in “street name”.

If you would like to convert your notes into common stock pursuant to the terms of the notes, you should contact your broker or other direct or indirect DTC participant to obtain information on procedures, including proper forms and cut-off times, for submitting those requests. Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, your ability to pledge your interest in the notes represented by global notes to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate. Neither we nor the trustee (nor any registrar, paying agent or conversion agent under the indenture) will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including, without limitation, the presentation of notes for conversion, only at the direction of one or more direct DTC participants to whose account with DTC interests in the global notes are credited and only for the principal amount of the notes for which directions have been given.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust company and clearing corporations and may include certain other organizations such as Merrill Lynch. Certain DTC participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly. Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among DTC participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If (a) DTC is at any time unwilling or unable to continue as depositary or has ceased to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days or (b) an event of default has occurred and is continuing and the outstanding notes have become due and payable and the trustee requests that physical notes be issued, we will cause notes to be issued in definitive form in exchange for the global notes. None of us, the trustee or any of their respective agents will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in global notes. According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Certificated notes may be issued in exchange for beneficial interests in notes represented by the global notes only in the limited circumstances set forth in the indenture.

Restrictions on Transfer; Legends.    The notes will be subject to certain transfer restrictions and certificates evidencing the notes will bear a restrictive legend to such effect.

Governing Law

The indenture and the notes are governed by, and construed in accordance with, the law of the State of New York.

Concerning the Trustee

The Bank of New York, as trustee under the indenture, has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the notes. The Bank of New York is the transfer agent and registrar for our common stock. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

Registration Rights

We agreed, at our expense, to file with the SEC not later than the date that is 90 days after the earliest date of original issuance of any of the notes, subject to certain conditions set forth below, a shelf registration statement on Form S-3 covering resales by holders of the notes and the common stock issuable upon conversion of the notes. Under the terms of the registration rights agreement, we have agreed to use our reasonable best efforts to:

•	cause the registration statement to become effective as promptly as is practicable, but in no event later than 180 days after the earliest date of original issuance of any of the notes; and

•	keep the registration statement effective until such date that all securities covered by the registration statement have been sold or the holders of the notes and the common stock issuable upon conversion of the notes that are not our affiliates are able to sell all such securities immediately pursuant to Rule 144(k) under the Securities Act or any successor rule thereto or otherwise.

We also have agreed to provide to each registered holder copies of the prospectus, notify each registered holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the notes and the common stock issuable upon conversion of the notes. A holder who sells those securities pursuant to the shelf registration statement generally will be required to be named as a selling stockholder in the related prospectus and to deliver a prospectus to purchasers and will be bound by the provisions of the registration rights agreement, which are applicable to that holder (including certain indemnification provisions). If a shelf registration statement covering those securities is not effective, they may not be sold or otherwise transferred except pursuant to an exemption from registration under the Securities Act and any other applicable securities laws or in a transaction not subject to those laws. Each holder must notify us not later than three business days prior to any proposed sale by that holder pursuant to the shelf registration statement. This notice will be effective for five business days. We may suspend the holder’s use of the prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events for a reasonable period not to exceed 45 days in any three-month period, and not to exceed an aggregate of 120 days in any 12-month period. Notwithstanding the foregoing, we will be permitted to suspend the use of the prospectus for up to 60 days in any three-month period under certain circumstances relating to probable acquisitions, financings, recapitalizations, business combinations or other similar transactions. We need not specify the nature of the event giving rise to a suspension in any notice to holders of the notes of the existence of such a suspension.

If,

•	on the 90th day following the earliest date of original issuance of any of the notes, the shelf registration statement has not been filed with the SEC; or

•	on the 180th day following the earliest date of original issuance of any of the notes, the shelf registration statement has not been declared effective; or

•	in case any holder notified us of a proposed sale by it pursuant to the shelf registration statement, any post-effective amendment to the shelf registration statement required to name the holder as a selling security holder in the shelf registration statement is not filed within 10 business days or declared effective within 45 days after the filing of the post-effective amendment; or

•	the period during which the registration statement or prospectus is suspended exceeds the maximum period applicable to such suspension.

(each, a “registration default”), liquidated damages will accrue on the affected notes, from and including the day following the registration default to but excluding the day on which the registration default has been cured.

Liquidated damages will be paid semi-annually in arrears, with the first semi-annual payment due on the first April 15 or October 15 to occur following the date on which such liquidated damages begin to accrue, and will accrue at a rate per year equal to:

•	0.25% of the principal amount of the notes or, in the case of underlying shares, 0.25% of the conversion price to and including the 90th day following such registration default; and

•	0.50% of the principal amount of the notes or, in the case of underlying shares, 0.50% of the conversion price from and after the 91st day following such registration default.

In no event will liquidated damages accrue at a rate per year exceeding 0.50%. If a holder has converted some or all of its notes into common stock, the holder will be entitled to receive equivalent amounts based on the principal amount of the notes converted.

The specific provisions relating to the registration described above are contained in the registration rights agreement.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock and certain provisions of our certificate of incorporation and bylaws is a summary and is qualified in its entirety by the provisions of our certificate of incorporation and bylaws.

Our authorized capital stock consists of 75,400,000 shares of common stock and 1,000,000 shares of preferred stock.

Common Stock

As of August 31, 2003, there were 35,915,845 shares of our common stock outstanding. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of common stock are not entitled to cumulative voting rights with respect to the election of directors, and as a consequence, minority stockholders are not able to elect directors on the basis of their votes alone. Subject to preferences that may be applicable to any shares of preferred stock issued in the future, holders of common stock are entitled to receive ratably such dividends as may be declared by our Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of our company, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of our common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

Our Board of Directors has the authority, without further action by the stockholders, to issue up to 1,000,000 shares of preferred stock in one or more series and to designate the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of any such series, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by stockholders. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders would receive dividend payments and payments upon liquidation could have the effect of delaying, deferring or preventing a change in control. We have no present plan to issue any shares of preferred stock.

Registration Rights of Certain Holders

Certain of our stockholders have registration rights. Under the agreements between us and the holders of registration rights we are required to maintain the effectiveness of certain registration statements covering their shares.

Anti-Takeover Effects of Provisions of our Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws discourage certain types of transactions involving an actual or potential change in control of our company which might be beneficial to our company or its stockholders. Our certificate of incorporation requires that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. Our bylaws allow special meetings of stockholders to be called only by our chairman of the board, our president or a majority vote of our Board of Directors and impose advance notice requirements and procedures for the submission by stockholders of nominations for the Board of Directors and stockholder proposals.

Our board of directors is divided into two classes of directors serving staggered two-year terms. As a result, approximately one-half of the board of directors is elected each year. With respect to each class, a director’s term is subject to the election and qualification of his successor, or his earlier death, resignation or removal. In addition, our board of directors may be removed only for cause. These provisions, when coupled with provisions of our certificate of incorporation authorizing the board of directors to fill vacant directorships or increase the size of the board of directors, may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by such removal with its own nominees.

Stockholder Rights Plan

On July 19, 2001, our board of directors declared a dividend distribution of one preferred stock purchase right for each share of our common stock outstanding as of July 23, 2001 and authorized the issuance of one right for each share of our common stock issued thereafter until the “distribution date” (as defined below). Each right entitles the registered holder to purchase from Sohu for a purchase price of $100 one one-thousandth of a share of a designated series of our preferred stock, upon the terms and subject to the conditions set forth in the shareholders’ rights agreement between Sohu and The Bank of New York. From July 23, 2001 and until the distribution date, the rights will be evidenced by the certificates representing outstanding shares of our common stock and not by separate certificates.

The rights will separate from our common stock upon the earlier to occur of (i) the tenth calendar day after the first public announcement that a person or group of affiliated persons has become an “acquiring person” (as defined below) (the date of such an announcement being the “stock acquisition date”) or (ii) the tenth business day (or such later date as our board of directors shall determine) following the announcement of a tender offer or exchange offer that, upon consummation, would result in a person or a group becoming the beneficial owner of 20% or more of the outstanding shares of our common stock (such date being the “tender offer date,” and the earlier date of the stock acquisition date and the tender offer date being the “distribution date”). Subject to certain exceptions, an “acquiring person” means a person or group of affiliated or associated persons that has acquired 20% or more of the outstanding shares of our common stock. In the event that a person becomes an acquiring person (except pursuant to an offer for all outstanding shares of our voting securities that at least a majority of our independent directors determines to be fair to and otherwise in the best interests of Sohu and its stockholders), each holder of a right will thereafter have the right to receive, upon exercise, the designated series of our preferred stock (or, in certain circumstances, cash, property, or other securities of Sohu) having a value equal to two times the exercise price of the right. However, if a person becomes an acquiring person, all rights that are, or were, beneficially owned by the person will be null and void.

In the event that, at any time following the stock acquisition date, (i) Sohu engages in a merger or other business combination transaction in which Sohu is not the surviving corporation (other than with an entity which acquired the shares pursuant to an offer for all outstanding shares of our voting securities that at least a majority of our independent directors determined to be fair to and otherwise in the best interests of Sohu and its stockholders), (ii) Sohu engages in a merger or other business combination transaction in which Sohu is the surviving corporation and our common stock is changed or exchanged, or (iii) 50% or more of Sohu’s assets or earning power is sold or transferred, each holder of a right (except rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the right.

At any time until the earlier of (i) ten calendar days following the stock acquisition date or (ii) the close of business on July 25, 2011, Sohu may redeem the rights in whole, but not in part, at a price of $.001 per right (payable in cash, common stock, or other consideration deemed appropriate as determined by our board of directors). Immediately upon action of our board of directors ordering redemption of the rights, the rights will terminate and the only right of the holders of rights will be to receive the $.001 redemption price. At any time after a person becomes an acquiring person and prior to the acquisition by that person of fifty percent (50%) or more of our outstanding common stock, our board of directors may exchange the rights (other than rights owned by the acquiring person which have become void), in whole or in part, at an exchange ratio of one share of common stock, or one one-thousandth of a share of the designated series of our preferred stock (or of a share of a class or series of our preferred stock having equivalent rights, preferences and privileges), per right. Until a right is exercised, the holder of the right will have no rights as a stockholder of Sohu.

Any of the provisions of the rights agreement may be amended by our board of directors prior to the distribution date. After the distribution date, the provisions of the rights agreement may be amended by our board of directors only in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of rights (excluding the interests of any acquiring person or an affiliate or associate of any acquiring person), or to shorten or lengthen any time period under the rights agreement. However, no time period under the rights agreement may be lengthened from and after the distribution date unless the lengthening is for the purpose of protecting, enhancing or clarifying the rights of and benefits to, the holders of rights (other than an acquiring person or an affiliate or associate of any acquiring person).

This description is not complete and is qualified, in its entirety, by reference to the rights agreement, a copy of which was filed as an exhibit to a Registration Statement on Form 8-A we filed with the SEC on July 30, 2001. See “Where You Can Find More Information” to find out how you can obtain a copy of this registration statement.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain United States federal income tax consequences of an investment in notes. This summary is based upon existing United States federal income tax law, which is subject to change or different interpretations, possibly with retroactive effect. This summary does not discuss all aspects of United States federal income taxation which may be important to particular investors in light of their individual investment circumstances, such as notes held by investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, and domestic and foreign tax-exempt organizations (including private foundations)) or to persons that will hold notes as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for United States federal income tax purposes or that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any foreign, state, or local tax considerations. This summary assumes that investors will hold their notes, and common stock received pursuant to a conversion or exchange of notes, as “capital assets” (generally, property held for investment) under the Internal Revenue Code of 1986, as amended, or the Code. Each prospective investor is urged to consult his own tax advisor regarding the United States federal, state, local, and foreign income and other tax considerations of an investment in notes.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of notes that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation or partnership created in, or organized under the law of, the United States or any State or political subdivision thereof, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust, or (B) that was in existence on August 20, 1996, was treated as a United States person on the previous day, and elected to continue to be so treated. A beneficial owner of notes that is not a U.S. Holder is referred to herein as a “Non-U.S. Holder.”

U.S. Holders

Conversion of Notes into, or Exchange of Notes Solely for, Common Stock

If a holder converts notes or exchanges notes, and we deliver solely common stock in the conversion or exchange, a holder will generally not recognize gain or loss except to the extent of cash received in lieu of a fractional share of our common stock. A holder will generally recognize capital gain or loss, for United States federal income tax purposes, equal to the difference between the amount of cash received and the tax basis in such fractional share. Such gain or loss will generally be long-term if the holder’s holding period in respect of notes is more than one year. A holder’s tax basis in the common stock received upon conversion or exchange should generally equal such holder’s adjusted tax basis in notes tendered in exchange therefor, less the tax basis allocated to any fractional share for which cash is received. A holder’s holding period in the common stock received upon conversion or exchange of notes will include the holding period of notes so converted or exchanged.

Exchange of Notes for Common Stock and Cash

If a holder exchanges notes in connection with a fundamental change, and we deliver a combination of cash and common stock in satisfaction of our repurchase obligation, assuming that notes are securities for United States federal income tax purposes, which is likely, a holder will generally not recognize loss, but will generally recognize gain, if any, on notes so exchanged in an amount equal to the lesser of the amount of (i) gain “realized” (i.e., the excess, if any, of the fair market value of the common stock received upon exchange plus cash received over the adjusted tax basis in notes tendered in exchange therefor) or (ii) cash received. Such gain will generally be long-term if the holder’s holding period in respect of such note is more than one year. A holder’s tax basis in the common stock received should generally equal the adjusted tax basis in notes tendered in exchange therefor, decreased by the cash received, and increased by any amount of gain recognized. A holder’s holding period in the common stock received upon exchange of notes will include the holding period of notes so exchanged.

Conversion of Notes into, or Repurchase of Notes for, Solely Cash or Other Sale or Disposition

Upon the conversion of notes into, or repurchase of notes for, solely cash, or other sale or disposition of notes (other than a conversion of notes into, or and exchange of notes for, our common stock as described under “Conversion of Notes into, or Exchange of Notes Solely for, Common Stock” and “Exchange of Notes for Common Stock and Cash” above) or our common stock received on a conversion or exchange of notes, a holder will generally recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the conversion, repurchase, sale or other disposition and (ii) the holder’s adjusted tax basis in notes or common stock received on a conversion or exchange of notes. Such gain or loss will be long-term if the holder’s holding period in respect of such notes is more than one year.

Constructive Dividends

If at any time we make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for United States federal income tax purposes and, in accordance with the anti-dilution provisions of notes, the conversion rate of notes is increased, such increase may be deemed to be the payment of a taxable dividend, for United States federal income tax purposes, to holders of notes. For example, an increase in the conversion rate in the event of distributions of our debt instruments, or our assets, or an increase in the event of an extraordinary cash dividend, generally will result in deemed dividend treatment to holders of notes, but an increase in the event of stock dividends or the distribution of rights to subscribe for our common stock generally will not.

Non-U.S. Holders

Additional Interest on Notes

Payments of additional interest on notes made to a Non-U.S. Holder will not be subject to United States federal income or withholding tax provided that (i) such holder is not a controlled foreign corporation that is related to us through stock ownership and (ii) the statement requirements set forth in section 871(h) or 881(c) of the Code are satisfied, as discussed below. Notwithstanding the above, a Non-U.S. Holder that is engaged in the conduct of a United States trade or business will be subject to (i) United States federal income tax on additional interest that is effectively connected with the conduct of such trade or business and (ii) if the Non-U.S. Holder is a corporation, a United States branch profits tax equal to 30% of its “effectively connected earnings and profits” as adjusted for the taxable year, unless the holder qualifies for an exemption from such tax or a lower tax rate under an applicable treaty.

The statement requirement referred to in the preceding paragraph generally will be satisfied if the beneficial owner of notes certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a United States person and provides its name and address or otherwise satisfies applicable documentation requirements.

Additional Interest on Common Stock, Dividends and Constructive Dividends

Additional interest paid on our common stock, dividends paid or constructive dividends deemed paid (see “U.S. Holders—Constructive Dividends” above) to a Non-U.S. Holder generally will be subject to United States federal withholding tax at a 30% rate subject to reduction (a) by an applicable treaty if the Non-U.S. Holder provides an IRS Form W-8BEN certifying that it is entitled to such treaty benefits or (b) upon the receipt of an IRS Form W-8ECI from a Non-U.S. Holder claiming that the payments are effectively connected with the conduct of a United States trade or business. Notwithstanding the above, a Non-U.S. Holder that is engaged in the conduct of a United States trade or business will be subject to (i) United States federal income tax on receipt of a dividend or a constructive dividend that is effectively connected with the conduct of such trade or business and (ii) if the Non-U.S. Holder is a corporation, a United States branch profits tax equal to 30% of its “effectively connected earnings and profits” as adjusted for the taxable year, unless the holder qualifies for an exemption from such tax or a lower tax rate under an applicable treaty.

Conversion of Notes into, or Exchange of Notes Solely for, Common Stock

Upon conversion of notes into, or an exchange of notes solely for, common stock, a Non-U.S. Holder will generally not be subject to United States federal income tax. See “—Conversion of Notes into, or Exchange of Notes for, Cash or Other Sale, Repurchase or Disposition” below regarding the taxation of cash received, including cash received in lieu of a fractional share of common stock, upon a conversion or exchange.

Conversion of Notes into, or Exchange of Notes for, Cash or Other Sale, Repurchase or Disposition

A Non-U.S. Holder generally will not be subject to United States federal income tax on gain recognized on a conversion of notes into, or an exchange of notes for, cash or cash and common stock, a sale, or repurchase for cash or the receipt of cash in lieu of a fractional share of our common stock, or other disposition of notes or common stock unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder or (ii) in the case of a Non-U.S. Holder who is a nonresident alien individual, such holder is present in the United States for 183 or more days during the taxable year and certain other requirements are met. See “U.S. Holders—Exchange of Notes for Common Stock and Cash” and “U.S. Holders—Conversion of Notes into, or Repurchase of Notes for, Solely Cash or Other Sale or Disposition” above regarding the calculation of gain. Any such gain that is effectively connected with the conduct of a United States trade or business by a Non-U.S. Holder will be subject to United States federal income tax on a net income basis and, if such Non-U.S. Holder is a corporation, may also be subject to the 30% United States branch profits tax described above.

Information Reporting and Backup Withholding

Information returns will be filed annually with the United States Internal Revenue Service and provided to each Non-U.S. Holder with respect to any payments on notes or our common stock and the proceeds from their sale or other disposition that are subject to withholding or that are exempt from United States withholding tax pursuant to an income tax treaty or other reason. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Under certain circumstances, the Code imposes a backup withholding obligation. Additional interest, dividends, or constructive dividends paid to a Non-U.S. Holder of notes or common stock generally will be exempt from backup withholding if the Non-U.S. Holder provides a properly executed IRS Form W-8BEN or otherwise establishes an exemption.

The payment of the proceeds from the disposition of notes or our common stock to or through the United States office of any broker, United States or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-United States status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of notes or our common stock to or through a non-United States office of a non-United States broker will not be subject to information reporting or backup withholding unless the non-United States broker has certain types of relationships with the United States (a “United States related person”). In the case of the payment of the proceeds from the disposition of notes or common stock to or through a non-United States office of a broker that is either a United States person or a United States related person, the Treasury regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge or reason to know otherwise. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder may be refunded or credited against the Non-U.S. Holder’s United States federal income tax liability, if any, if the Non-U.S. Holder provides, on a timely basis, the required information to the United States Internal Revenue Service.

SELLING SECURITY HOLDERS

The notes were originally issued to and resold by Merrill Lynch, Pierce, Fenner & Smith Incorporated in transactions exempt from the registration requirements of the Securities Act only to persons inside the United States reasonably believed by them to be “qualified institutional buyers,” as defined in Rule 144A under the Securities Act, in reliance on the exemption from registration provided by Rule 144A, and to non-U.S. persons outside the United States in offshore transactions, in reliance on the exemption from registration provided by Regulation S under the Securities Act. The selling security holders may from time to time offer and sell pursuant to this prospectus any or all of the notes and the common stock into which the notes are convertible. When we refer to the “selling security holders” in this prospectus, we mean those persons listed in the table below, as well as their transferees, pledgees, donees or successors.

The table below sets forth the name of each selling security holder, the principal amount of notes at maturity that each selling security holder may offer pursuant to this prospectus and the number of shares of common stock into which the notes are convertible. Unless set forth below, none of the selling security holders has had within the past three years any material relationship with us or any of our predecessors or affiliates.

We have prepared the following tables based on information given to us by the selling security holders on or before September 29, 2003. The selling security holders may offer, pursuant to this prospectus, all or some portion of the notes or common stock listed below; as a result, no estimate can be given as to the amount of notes or common stock that will be held by the selling security holders upon consummation of any sales.

Information about the selling security holders may change over time. Any changed information given to us by the selling security holders will be set forth in prospectus supplements if and when necessary.

Name of Selling Security Holder	Principal Amount at Maturity of Notes Beneficially Owned and Offered	Percentage of Outstanding Notes	Common Stock Issuable Upon Conversion of the Notes that May Be Sold(1)	Percentage of Shares of Common Stock Outstanding(2)
Calamos Market Neutral Fund—Calamos Investment Trust	$1,500,000	1.67%	33,512	*
Baptist Health of South Florida	$360,000	*	8,042	*
Wyoming State Treasurer	$555,000	*	12,399	*
San Diego City Retirement	$510,000	*	11,394	*
Arkansas Teacher Retirement	$2,490,000	2.77%	55,630	*
San Diego County Convertible	$1,090,000	1.21%	24,352	*
Engineers Joint Pension Fund	$230,000	*	5,138	*
Wake Forest University	$330,000	*	7,372	*
Nicholas Applegate Capital Management Convertible Mutual Fund	$435,000	*	9,718	*
Unnamed security holders or any future transferees, pledgees, donees or successors of or form any such unnamed security holder	$82,500,000	91.7	1,843,165	5.1%

*	Less than one percent.
(1)	Assumes conversion of all of the holder’s notes at a conversion rate of 22.3414 shares of common stock per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment as described under “Description of the Notes—Conversion Rights.” As a result, the number of shares of common stock issuable upon conversion of the notes may increase in the future. Excludes shares of common stock that may be issued by us upon the repurchase of the notes and fractional shares. Holders will receive a cash adjustment for any fractional share amount resulting from conversion of the Notes, as described under “Description of the Notes—Conversion Rights.”
(2)	Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 35,915,845 shares of common stock outstanding as of August 31, 2003. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder’s notes, but we did not assume conversion of any other holder’s notes.

VOTING/INVESTMENT CONTROL TABLE

Selling Security Holder	Natural person or persons with voting or dispositive power
Calamos Market Neutral Fund—Calamos Investment Trust	Nick Calamos
Baptist Health of South Florida	Nicholas Applegate
Wyoming State Treasurer	Nicholas Applegate
San Diego City Retirement	*
Arkansas Teacher Retirement	Nicholas Applegate
San Diego County Convertible	Nicholas Applegate
Engineers Joint Pension Fund	Nicholas Applegate
Wake Forest University	Nicholas Applegate
Nicholas Applegate Capital Management Convertible Mutual Fund	Nicholas Applegate

*	The security holder has informed Sohu that there is no natural person with voting or investment power over the respective notes.

Generally, only selling security holders identified in the foregoing Selling Security Holders table who beneficially own the securities set forth opposite their respective names may sell offered securities under the registration statement of which this prospectus forms a part. We may from time to time include additional selling security holders in an amendment to the registration statement of which this prospectus is a part or in a supplement to this prospectus.

LEGAL MATTERS

Certain legal matters regarding the notes and the common stock issuable upon conversion of the notes will be passed upon for us by Goulston & Storrs, P.C., Boston, Massachusetts. Timothy B. Bancroft, a Director and shareholder of Goulston & Storrs, is our Secretary.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Sohu.com Inc. and subsidiaries as of December 31, 2002 and 2001 and for each of the years in the three-year period ended December 31, 2002, have been so incorporated in reliance on the reports of PricewaterhouseCoopers, independent auditors, given on the authority of said firm as experts in auditing and accounting.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus certain of our publicly-filed documents, which means that information included in these documents is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the selling security holders have sold all the notes or underlying common stock.

The following documents filed with the SEC are incorporated by reference in this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003;

•	Our Proxy Statement on Schedule 14A filed on April 23, 2003;

•	Our Current Reports on Form 8-K filed April 29, 2003, July 10, 2003, July 14, 2003, July 16, 2003 and July 23, 2003; and

•	The description of our stock contained in our Registration Statement on Form 8-A dated July 7, 2000 and the description of the associated preferred stock purchase rights contained in our Registration Statement on Form 8-A filed July 30, 2001.

We will furnish without charge to you, on written or oral request, a copy of any of the documents incorporated by reference herein, other than exhibits to the documents that are not specifically incorporated by reference therein. You should direct any requests for documents to Caroline Straathof, Sohu.com Inc., 7 Jianguomen Nei Avenue, Bright China Chang An Building, Tower 2 Room 1519, Beijing, China 100005, or by telephoning us at (86-10) 6510-2160.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information, including the information incorporated by reference above, with the SEC. Investors may inspect and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington D.C. 20549. Investors may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. This information also is available at the SEC’s World Wide Web site at  http://www.sec.gov.

We filed a registration statement on Form S-3 under the Securities Act of 1933 relating to the notes and common stock offered by this prospectus with the SEC in Washington, D.C. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement, portions having been omitted from this prospectus in accordance with the rules and regulations of the SEC. Statements contained in this prospectus concerning the contents of any contract or any other document referred to are not necessarily complete; we refer you in each instance to the copy of the contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by that reference. For further information with respect to us and the common stock offered by this prospectus, we refer investors to the registration statement, the exhibits thereto and the financial statements, notes and schedules filed as a part of the registration statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses estimated to be incurred in connection with the sale and distribution of the securities being registered. We will pay all of these expenses.

SEC registration fee	$6,680.32
Printing, engraving and mailing expenses	$1,000
Legal fees and expenses	$15,000
Accounting fees and expenses	$15,000
Miscellaneous	$0
TOTAL	$37,680.32

Item 15.    Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits the indemnification of officers and directors in terms sufficiently broad to allow Delaware corporations such as the registrant to indemnify the officers and directors of the registrant under certain circumstances from liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

As permitted by Delaware law, the registrant’s Sixth Amended and Restated Certificate of Incorporation provides that, to the fullest extent permitted by Delaware law, no director shall be liable to the registrant or to its stockholders for monetary damages for breach of his fiduciary duty as a director. Delaware law does not permit the elimination of liability (i) for any breach of the director’s duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases or (iv) for any transaction form which the director derives an improper personal benefit. The effect of this provision in the Sixth Amended and Restated Certificate of Incorporation is to eliminate the rights of the registrant and its stockholders (through stockholders’ derivatives suits on behalf of the registrant) to recover monetary damages against a director for breach of fiduciary duty as a director thereof (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. These provisions will not alter the liability of directors under the Federal securities laws.

The registrant’s Sixth Amended and Restated Certificate of Incorporation also provides that the registrant shall indemnify directors of the registrant from and against all expenses, liabilities and other matters to the fullest extent permitted by Section 145 of the Delaware General Corporation Law and that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his capacity as a director and as to action in another capacity during his tenure as a director, and shall continue as to a person who has ceased to be a director, and shall inure to the benefit of the heirs, executors and administrators of such a person.

The registrant’s Amended and Restated Bylaws provide that the registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the registrant) by reason of the fact that he is or was a director, officer, employee or agent of the registrant or is or was serving at the request of the registrant as a director, officer, employee or agent of any other corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

The Amended and Restated Bylaws also provide that the registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the registrant to procure judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the registrant unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery of the State of Delaware or the court in which such action was brought shall deem proper.

The Amended and Restated Bylaws also provide that to the extent a director or officer of the registrant has been successful in the defense of any action, suit or proceeding referred to in the previous paragraphs or in the defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for in the Amended and Restated Bylaws shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the registrant may purchase and maintain insurance on behalf of a director or officer of the registrant against any liability asserted against him or incurred by him in any such capacity or arising out of his status as against such liabilities under the Amended and Restated Bylaws.

Item 16.    Exhibits.

Exhibit Number	Description
4.1(1)	Rights Agreement, dated as of July 25, 2001, between Sohu.com Inc. and The Bank of New York, as Rights Agent

4.2(2)	Indenture, dated as of July 14, 2003, between Sohu.com Inc. and The Bank of New York

4.3(2)	Registration Rights Agreement, dated as of July 14, 2003, by and between Sohu.com Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated

5.1(4)	Opinion of Goulston & Storrs, P.C.

12.1(3)	Computation of Ratio of Earnings to Fixed Charges

23.1(3)	Consent of PricewaterhouseCoopers

23.2(4)	Consent of Goulston & Storrs, P.C. (included in opinion filed as Exhibit 5.1)

24.1(3)	Power of Attorney (included on signature page)

25.1(3)	Statement of Eligibility of Trustee on Form T-1

(1)	Incorporated herein by reference to the registrant’s Registration Statement on Form 8-A filed on July 30, 2001.
(2)	Incorporated herein by reference to the registrant’s Current Report on Form 8-K filed on July 16, 2003.
(3)	Filed herewith.
(4)	To be filed by amendment.

Item 17.    Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement;

provided, however, that paragraphs 1(i) and 1(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on this 30th day of September, 2003.

SOHU.COM INC.

By:	/s/ DEREK PALASCHUK

Derek Palaschuk Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles Zhang and Derek Palaschuk, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ CHARLES ZHANG Charles Zhang	Director, President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	Sept. 30, 2003

/s/ DEREK PALASCHUK Derek Palaschuk	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	Sept. 30, 2003

/s/ GEORGE CHANG George Chang	Director	Sept. 30, 2003

/s/ EDWARD B. ROBERTS Edward B. Roberts	Director	Sept. 30, 2003

/s/ THOMAS GURNEE Thomas Gurnee	Director	Sept. 30, 2003

/s/ CHARLES HUANG Charles Huang	Director	Sept. 30, 2003

/s/ MARY MA Mary Ma	Director	Sept. 30, 2003

/s/ YA-QIN ZHANG Ya-Qin Zhang	Director	Sept. 30, 2003

EXHIBIT INDEX

Exhibit Number	Description
4.1(1)	Rights Agreement, dated as of July 25, 2001, between Sohu.com Inc. and The Bank of New York, as Rights Agent

4.2(2)	Indenture, dated as of July 14, 2003, between Sohu.com Inc. and The Bank of New York

4.3(2)	Registration Rights Agreement, dated as of July 14, 2003, by and between Sohu.com Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated

5.1(4)	Opinion of Goulston & Storrs, P.C.

12.1(3)	Computation of Ratio of Earnings to Fixed Charges

23.1(3)	Consent of PricewaterhouseCoopers

23.2(4)	Consent of Goulston & Storrs, P.C. (included in opinion filed as Exhibit 5.1)

24.1(3)	Power of Attorney (included on signature page)

25.1(3)	Statement of Eligibility of Trustee on Form T-1

(1)	Incorporated herein by reference to the registrant’s Registration Statement on Form 8-A filed on July 30, 2001.
(2)	Incorporated herein by reference to the registrant’s Current Report on Form 8-K filed on July 16, 2003.
(3)	Filed herewith.
(4)	To be filed by amendment.